Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CF FINANCE ACQUISITION CORP. II,

PVMS Merger Sub, Inc.

and

VIEW, INC.

dated as of November 30, 2020

i

Article V

COVENANTS OF THE COMPANY

Section 5.1	Conduct of Business	55
Section 5.2	Access to Information; Inspection	57
Section 5.3	Acquisition Proposals and Alternative Transactions	57
Section 5.4	D&O Indemnification and Insurance	58
Section 5.5	No Trading in Acquiror Stock	59
Section 5.6	Anti-Takeover Matters	60
Section 5.7	Debt Payoff	60
Section 5.8	280G	60
Section 5.9	CEO and Management Awards	61

Article VI

COVENANTS OF ACQUIROR

Section 6.1	Acquiror Equity Incentive Plan, Management Earnout and Chief Executive Officer Incentive Plan	61
Section 6.2	Trust Account Proceeds and Related Available Equity	61
Section 6.3	Maintenance of Nasdaq Listing Through the Closing	62
Section 6.4	Nasdaq Listing of Acquiror Class A Common Stock	61
Section 6.5	Acquiror Conduct of Business	62
Section 6.6	Post-Closing Directors and Officers of Acquiror	64
Section 6.7	Acquiror Public Filings	64
Section 6.8	PIPE Investments	64
Section 6.9	Amendment to Sponsor RRA	65
Article VII

JOINT COVENANTS

Section 7.1	Regulatory Approvals; Other Filings	65
Section 7.2	Preparation of Proxy Statement/Registration Statement/Consent Solicitation Statement; Stockholder Meetings and Approvals	66
Section 7.3	Support of Transaction	71
Section 7.4	Tax Matters	71
Section 7.5	Section 16 Matters	71
Section 7.6	Stockholder Litigation	72

Article VIII

CONDITIONS TO OBLIGATIONS
		72
Section 8.1	Conditions to Obligations of Acquiror, Merger Sub and the Company	73
Section 8.2	Conditions to Obligations of Acquiror and Merger Sub	73
Section 8.3	Conditions to the Obligations of the Company	73

Exhibits

Exhibit A	Form of PIPE Subscription Agreement
Exhibit B	Form of Stockholder Voting Agreement
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Acquiror Charter Amendment
Exhibit G	Form of Surviving Corporation Charter
Exhibit H	Form of Surviving Corporation Bylaws
Exhibit I	Form of New Acquiror Charter
Exhibit J	Form of New Acquiror Bylaws
Exhibit K	Form of Acquiror Equity Incentive Plan
Exhibit L	Form of Chief Executive Officer Incentive Plan

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of November 30, 2020 (this “Agreement”), is made and entered into by and among (i) CF Finance Acquisition Corp. II, a Delaware corporation (“Acquiror”), (ii) PVMS Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and (iii) View, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware General Corporation Law (“DGCL”), Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation of the Merger and a direct wholly owned subsidiary of Acquiror (the Company is hereinafter referred to for the periods from and after the Effective Time (as defined below) as the “Surviving Corporation”);

WHEREAS, upon the Effective Time, the holders of Company Common Stock and Company Preferred Stock will receive shares of Class A Common Stock of Acquiror, par value $0.0001 per share (“Acquiror Class A Common Stock”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, on the date of this Agreement, the PIPE Investors (as defined below), including Sponsor (as defined below) or any of its Affiliates, have agreed to make a private investment in Acquiror to purchase an aggregate of at least 30,000,000 shares of Acquiror Class A Common Stock (of which Sponsor or its Affiliates have agreed to acquire 5,000,000 shares of Acquiror Class A Common Stock and existing holders of Company Capital Stock have agreed to acquire at least 10,000,000 shares of Acquiror Class A Common Stock) at a price per share equal to $10.00 (ten dollars) at the Closing (“PIPE Investments”), in each case, pursuant to subscription agreements substantially in the form attached hereto as Exhibit A (the “PIPE Subscription Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror and certain Company Stockholders (as defined below) sufficient to approve the Merger and the other Transactions (as defined below) have entered into a voting and support agreement in the form attached hereto as Exhibit B (the “Stockholder Voting Agreement”) pursuant to which, among other things, such Company Stockholders (i) will not transfer and will vote their shares of Company Capital Stock in favor of this Agreement (including by execution of a written consent), the Merger and the other Transactions (as defined below), (ii) consent to the termination of the IRA, the ROFR Agreement, the Voting Agreement and any Side Letter (as each such term is defined below) effective at Closing and (iii) release Sponsor (as defined below), Acquiror, the Company and its Subsidiaries from all pre-Closing claims, subject to customary exceptions;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Acquiror and CF Finance Holdings II, LLC, a Delaware limited liability company (“Sponsor” ) have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (i) will not transfer and will vote its shares of Acquiror Capital Stock or any additional shares of Acquiror Capital Stock it acquires prior to the Acquiror Stockholder Meeting in favor of this Agreement, the Merger and the other Transactions (as defined below) and each of the Transaction Proposals, (ii) will not redeem any shares of Acquiror Capital Stock in connection with the Merger, (iii) waives its anti-dilution rights under the Acquiror Charter, (iv) releases the Acquiror and the Company and its Subsidiaries from all pre-Closing claims, subject to customary exceptions, and (v) agrees to subject the Sponsor Earn-Out Shares (as defined therein) to certain vesting conditions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, the Company and certain holders of shares of Company Capital Stock have entered into lock-up agreements in the form attached hereto as Exhibit D (collectively, the “Lock-Up Agreements”) pursuant to which, among other things, such holders will not sell, for the period set forth in the Lock-Up Agreements, the shares of Acquiror Class A Common Stock that they will receive in the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror and certain holders of shares of Company Capital Stock have entered into a registration rights agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”) pursuant to which, among other things, the Acquiror agrees to provide the holders with certain rights relating to the registration of the shares of Acquiror Class A Common Stock that the holders will receive in the Merger;

WHEREAS, each of the board of directors of Acquiror, the board of directors of Merger Sub and board of directors of the Company (the “Company Board” ) has (i) determined that it is fair to, advisable for and in the best interests of Acquiror, Merger Sub and the Company and their respective stockholders to enter into this Agreement and to consummate the Merger and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Merger and the other Transactions, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement, the Merger and the other Transactions; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and Acquiror are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror Bylaws” means the bylaws of Acquiror in effect immediately prior to the Effective Time.

“Acquiror Capital Stock” means, collectively, the Acquiror Common Stock and the Acquiror Preferred Stock.

“Acquiror Charter” means the certificate of incorporation of Acquiror, dated September 27, 2019, as amended and/or restated from time to time.

“Acquiror Class B Common Stock” means Class B common stock of Acquiror, par value $0.0001 per share.

“Acquiror Common Stock” means, collectively, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Governing Documents” means, collectively, the Acquiror Charter and the Acquiror Bylaws.

“Acquiror Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of Acquiror and Merger Sub, taken as a whole or (ii) the ability of Acquiror or Merger Sub to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Acquiror Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation and effects of any Acquiror Share Redemptions, (g) any Events generally applicable to the industries or markets in which Acquiror or Merger Sub operate, (h) any matter set forth on the Acquiror Disclosure Letter, (i) any action taken by, or at the request of, or with the consent of the Company (other than any consents the Company is required not to unreasonably condition, withhold, delay or deny pursuant to Section 6.5), (j) any Events that are cured by Acquiror or Merger Sub prior to the Closing, or (k) any worsening of the Events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (e) and (g), any such Event to the extent it disproportionately affects Acquiror and Merger Sub relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect. Notwithstanding the foregoing, with respect to Acquiror, the amount of the Acquiror Share Redemptions or the failure to obtain the Acquiror Stockholders’ Approval shall not be deemed to be an Acquiror Material Adverse Effect.

“Acquiror Preferred Stock” means preferred stock of Acquiror, par value $0.0001 per share.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) holder of shares of Acquiror Common Stock to redeem all or a portion of the shares of Acquiror Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the Acquiror Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all Acquiror Share Redemptions.

“Acquiror Stockholder” means any holder of any shares of capital stock of Acquiror.

“Acquiror Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at an Acquiror Stockholder Meeting duly called by the board of directors of Acquiror and held for such purpose.

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror, Merger Sub or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) Transfer Taxes, and (C) any and all filing fees to the Governmental Authorities in connection with the Transactions.

“Acquisition Proposal” means, as to any Person, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Stockholder Merger Consideration” means, subject to the terms and conditions of this Agreement, the sum of all shares of Acquiror Class A Common Stock receivable by the Company Stockholders pursuant to Section 2.5(a), in the aggregate.

“Alternative Transaction” means a transaction (other than any Transaction) concerning the sale or transfer of any of the shares of Company Capital Stock or other equity interests or profits of any View Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, (i) the NDA, (ii) the Stockholder Voting Agreements, (iii) the Sponsor Support Agreement, (iv) the Lock-Up Agreements, (v) the Registration Rights Agreement and (vi)  the PIPE Subscription Agreements.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Business Combination” has the meaning set forth in Article IV of the Acquiror Charter as in effect on the date of this Agreement.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to close.

“Business Intellectual Property” means (a) Company Intellectual Property and (b) all Intellectual Property licensed or otherwise made available to the Company or its Subsidiaries by any third party.

“Code” means the Internal Revenue Code of 1986.

“Company Bylaws” means the bylaws of the Company in effect immediately prior to the Effective Time.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Eleventh Amended and Restated Certificate of Incorporation of the Company, dated October 28, 2019.

“Company Common Stock” means the shares of Company’s common stock, par value $0.0001 per share.

“Company Common Stock Warrants” means all outstanding and unexercised warrants to purchase shares of Company Common Stock.

“Company ESOP” means the Amended and Restated 2018 Equity Incentive Plan of the Company.

“Company Governing Documents” means, collectively, the Company Charter and the Company Bylaws.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company or any of its Subsidiaries to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of any View Companies to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the View Companies operate, (h) any matter set forth on the Company Disclosure Letter, (i) any action taken by, or at the request of, or with the consent of Acquiror or Merger Sub (other than any consents that Acquiror and Merger Sub are required not to unreasonably condition, withhold, delay or deny pursuant to Section 5.1), (j) any Events that are cured by the Company prior to the Closing, or (k) any worsening of the Events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (e) and (g), any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Options” means any options granted under the Company ESOP to purchase shares of Company Common Stock.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock, the Company Series E Preferred Stock, the Company Series E-1 Preferred Stock, the Company Series E-2 Preferred Stock, the Company Series F Preferred Stock, the Company Series G Preferred Stock, the Company Series G-1 Preferred Stock, the Company Series H Preferred Stock and the Company Series H-1 Preferred Stock.

“Company Products” means each product, service, solution or offering (together with all Intellectual Property, deliverables, Software, technology and materials utilized as part thereof) Used or Developed by or on behalf of the Company or its Subsidiaries that (i) have been sold, distributed or made available to third parties by the Company or its Subsidiaries, or manufactured by the Company or its Subsidiaries, or ordered or purchased by third parties from the Company or its Subsidiaries, in each case at any time during the 3-year period preceding the date of this Agreement or (ii) that, as of the date hereof, (x) have, or incorporate, in whole or in part, the following name or terms: “View Sense”, “View Net”, “View Display”, “View Touch” or “New Normal Workspace” or (y) have, in whole or in part, entered or reached the “beta” stage of product or service Development.

“Company Series A Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series A Preferred Stock in the Company Charter.

“Company Series B Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Charter.

“Company Series B Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series B Preferred Stock.

“Company Series C Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series C Preferred Stock in the Company Charter.

“Company Series C Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series C Preferred Stock.

“Company Series D Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series D Preferred Stock in the Company Charter.

“Company Series D Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series D Preferred Stock.

“Company Series E Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series E Preferred Stock in the Company Charter.

“Company Series E Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series E Preferred Stock.

“Company Series E-1 Preferred Stock” means shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series E-1 Preferred Stock in the Company Charter.

“Company Series E-2 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series E-2 Preferred Stock in the Company Charter.

“Company Series F Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series F Preferred Stock in the Company Charter.

“Company Series F Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series F Preferred Stock.

“Company Series G Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series G Preferred Stock in the Company Charter.

“Company Series G-1 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series G-1 Preferred Stock in the Company Charter.

“Company Series H Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series H Preferred Stock in the Company Charter.

“Company Series H Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series H Preferred Stock.

“Company Series H-1 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series H-1 Preferred Stock in the Company Charter.

“Company Stockholder” means any holder of any share of Company Capital Stock.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to the Governmental Authorities in connection with the Transactions and (C) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company or any of its Subsidiaries at or after the Closing pursuant to any agreement to which the Company or any of its Subsidiaries is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions.

“Company Warrants” means, collectively, the Company Common Stock Warrants, the Company Series B Warrants, the Company Series C Warrants, the Company Series D Warrants, the Company Series E Warrants, the Company Series F Warrants and the Company Series H Warrants.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Written Consent.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” means all shares of Company Capital Stock held by a Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL with respect to its Company Capital Stock.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars).

“Export Laws” means (i) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all rights in or to all U.S. and foreign: (i) patents, patent applications, invention disclosures, provisionals, non-provisionals, statutory invention registrations and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, designs, symbols, pending applications therefor, and internet domain names, social media usernames, handles, hashtags and account names and other distinctive identification and indicia of source of origin, together with the goodwill symbolized by or associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, Software, including such corresponding rights in Software, and other works of authorship and copyrightable subject matter; (iv) Proprietary Information; (v) all other intellectual property, now known or hereafter recognized in any jurisdiction worldwide; (vi) all rights and powers to assert, defend and recover title to any of the foregoing; and (vii) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRA” means the Eighth Amended and Restated Investors’ Rights Agreement in respect of the Company, dated as of November 21, 2018, as amended and/or restated from time to time.

“IRS” means the Internal Revenue Service.

“IT Systems” means information technology, computing, networking and communications systems and equipment, including telecommunications and network equipment, Software and associated attachments, features, accessories, peripheral devices and servers.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the View Companies.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Milpitas Lease” means the Industrial Lease Agreement, dated May 31, 2012, by and between Bryan Family Partnership II, LTD. and Soladigm, Inc., as amended from time to time.

“Mississippi Lease” means the Industrial Lease Agreement, dated July 30, 2010, by and between Industrial Developments International, Inc. and Soladigm, Inc., as amended from time to time.

“Minimum Available Acquiror Cash Amount” means the sum of (x) $100,000,000 plus (y) the amount received from the PIPE Investments.

“NDA” means the Non-Disclosure Agreement, dated as of August 31, 2020, between Acquiror and the Company.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any actions taken in good faith in response to COVID-19 and any COVID-19 Measures implemented by such Person and (ii) such action complies with, in all material respects, all applicable Laws.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (i) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to Acquiror prior to the date of this Agreement or (ii) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which such party provides at least one (1) Business Days’ prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the View Companies and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the View Companies.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, government-issued ID number, customer or account number, health information, financial information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; or (b) all other data or information that is otherwise protected by any Privacy Laws.

“PIPE Investors” means those Persons (including the Sponsor) who are participating in the PIPE Investments pursuant to a PIPE Subscription Agreement entered into with Acquiror as of the date of this Agreement or following the date of this Agreement in accordance with Section 6.8.

“Price per Company Share” means $0.2325.

“Privacy Agreements” means all data privacy and security related Contracts to which any of the Company or its Subsidiaries is bound or a party to that are applicable to any Processing of Personal Data.

“Privacy and Data Security Policies” means all (a) data security, information security and information technology programs, statements, policies and terms relating to or issued by the Company or its Subsidiaries, including customer or consumer facing and internal privacy policies and statements and (b) Privacy Agreements.

“Privacy Laws” means all Laws applicable to or otherwise concerning (a) data privacy, data secrecy or data security, including incident reporting and notification or (b) any Processing of Personal Data.

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, erasure or destruction of such data.

“Proprietary Information” means all trade secrets, confidential or proprietary information, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, methodologies, processes, techniques, ideas, discoveries, research and development information, reports, specifications, algorithms, plans, proposals, invention disclosures, improvements, models, devices, prototypes, schematics, tools, sketches, photographs, graphs, drawings, samples, non-patented inventions, developments, build instructions, current and anticipated customer and product requirements, developments, product plans and roadmaps, financial, technical, marketing and business data, sales, pricing and cost information, customer, client, end user, prospect and supplier lists, Developments, Personal Data and Software, and copies and tangible embodiments of all of the foregoing, in whatever form or medium.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Acquiror Stockholder Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Transaction Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Merger).

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“ROFR Agreement” means the Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement in respect to the Company, dated as of November 21, 2018, as amended and/or restated from time to time.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means a data breach or other security incident that involves any unauthorized access, disclosure, use, alteration, corruption, destruction, or loss of information, data or Software or any interference with IT Systems, including any such breach or incident that requires notice to any third party.

“Software” means all computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature (including object code, source code, interpreted code and data files), and any derivations, updates, enhancements and customizations of any of the foregoing, together with all related processes, technical data, scripts, algorithms, databases, technical manuals, programming comments, descriptions, data collections, APIs, report formats, templates and documentation.

“Stockholder Merger Consideration” means, with respect to each Company Stockholder, subject to the terms and conditions of this Agreement, the sum of all shares of Acquiror Class A Common Stock receivable by such Company Stockholder pursuant to Section 2.5(a).

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Transactions” means, collectively, the Merger and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Use” means the use, reproduction, modification, adaptation, manufacture, distribution, promotion, export, import, delivery, offer, provision, introduction, leasing, licensing, release, monetization, sublicensing and sale, creation of derivative works based on, translation, and public display and performance in all fields of use.

“View Companies” means, collectively, the Company and its Subsidiaries.

“View Company Interests” means all of the outstanding equity interests of the View Companies.

“Voting Agreement” means the Tenth Amended and Restated Voting Agreement in respect of the Company, dated as of November 21, 2018, as amended and/or restated from time to time.

Section 1.2 Other Definitions.

Acquiror	Preamble
Acquiror Board Recommendation	4.18
Acquiror Class A Common Stock	Recitals
Acquiror Cure Period	9.1(h)
Acquiror Deal Communications	10.18(b)
Acquiror Disclosure Letter	Article IV
Acquiror Equity Incentive Plan	6.1
Acquiror Financial Statements	4.4(a)
Acquiror Incentive Equity Plan	6.1
Acquiror Non-Recourse Party	10.16(b)
Acquiror SEC Filings	4.13
Acquiror Stockholder Meeting	7.2(a)(i)
Agreement	Preamble
Agreement End Date	9.1(g)
Anti-Money Laundering Laws	3.24
Assumed Option	2.5(c)
Assumed Warrant	2.5(d)
Available Acquiror Cash	6.2(a)
Chief Executive Officer Equity Incentive Plan	6.1
Closing	2.6
Closing Date	2.6
Company	Preamble
Company Advised Parties	10.18(f)
Company Board	Recitals
Company Board Recommendation	7.2(c)(ii)
Company Certificates	2.8(a)
Company Cure Period	9.1(g)
Company Deal Communications	10.18(g)
Company Disclosure Letter	Article III
Company Financial Statements	3.4(a)
Company Intellectual Property	3.6(c)
Company Intervening Event Change in Recommendation	7.2(c)(iii)
Company Intervening Event Notice Period	7.2(c)(iii)
Company Modification in Recommendation	7.2(c)(ii)
Company Non-Recourse Party	10.16(b)
Company Software	3.6(l)
Company Written Consent	7.2(c)
Constituent Corporations	2.2(b)
Convey	5.1(e)
Copyleft License	3.6(l)
D&O Indemnified Parties	5.4(a)
Designated Entity	3.6(j)
Designated IT Systems	3.6(i)
DGCL	Recitals
Effective Time	2.2(d)

ERISA	3.20(a)
Exchange Agent	2.8(a)
FCPA	3.23
Inbound License	3.6(b)
Interim Period	5.1
Intervening Event Change in Recommendation	7.2(b)(iii)
IPO	10.1
Letter of Transmittal	2.8(a)
Lock-Up Agreements	Recitals
Lost Certificate Affidavit	2.8(d)
Madrone	3.18(b)
Management Earnout	6.1
Material Contract	3.5(a)
Merger	Recitals
Merger Certificate	2.2(c)
Merger Sub	Preamble
Modification in Recommendation	7.2(b)(ii)
Multiemployer Plan	3.20(c)
New Acquiror Bylaws	2.2(f)
New Acquiror Charter	2.2(f)
New Acquiror Governing Documents	2.2(f)
NZSF	3.18(b)
Open Source License	3.6(l)
PIPE Investment Amount	4.19
PIPE Investments	Recitals
PIPE Subscription Agreements	Recitals
Prior Acquiror Counsel	10.18(a)
Prior Company Counsel	10.18(f)
Privileged Acquiror Deal Communications	10.18(b)
Privileged Company Deal Communications	10.18(g)
Prospectus	10.1
Public Stockholders	10.1
Real Property Lease	3.5(a)(iii)
Registration Rights Agreement	Recitals
Registration Statement	7.2(a)(i)
Regulatory Approvals	8.1(b)
Related Party	3.18(a)
Section 280G Approval	5.8
Side Letters	3.5(f)
Softbank	3.18(b)
Sponsor	Recitals
Sponsor RRA	6.9
Sponsor Support Agreement	Recitals
Stockholder Voting Agreement	Recitals
Surviving Corporation	Recitals
Surviving Corporation Bylaws	2.2(e)

Surviving Corporation Charter	2.2(e)
Surviving Corporation Governing Documents	2.2(e)
Terminating Acquiror Breach	9.1(h)
Terminating Company Breach	9.1(g)
Title IV Plan	3.20(c)
Transaction Proposals	7.2(a)(i)
Transmittal Documents	2.8(b)
Trust Account	10.1
Trust Agreement	4.14
Trustee	4.14
Waived 280G Benefits	5.8

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” and (viii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Effective Time shall be construed to mean the Surviving Corporation and vice versa.

Section 1.4 Knowledge. As used herein, (i) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified on Section 1.4(i) of the Company Disclosure Letter; (ii) the phrase “to the knowledge of Acquiror” shall mean the knowledge of the individuals identified on Section 1.4(ii) of the Acquiror Disclosure Letter, in each case of clauses (i) and (ii), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II

TRANSACTIONS; CLOSING

Section 2.1 Pre-Closing Actions.

(a) Prior to the Effective Time, the Company shall provide such notice (if any) to the extent required under the terms of the Company ESOP, obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Company ESOP or any outstanding awards; and take all other appropriate actions to (and provide drafts to the Acquiror prior to such actions, notify the Acquiror with respect to such actions and provide evidence to Acquiror of such actions prior to the Effective Time): (i) effectuate the provisions of Section 2.5(c); and (ii) ensure that after the Effective Time, neither any holder of Assumed Options (or any beneficiary thereof) nor any other participant in the Company ESOP shall have any right thereunder to acquire any securities of the Surviving Corporation or to receive any payment or benefit with respect to any award previously granted under the Company ESOP, except as provided in Section 2.5(c).

(b) Prior to the Effective Time, the Acquiror shall file an amendment to its charter to increase the number of its authorized shares of Acquiror Class A Common Stock. Immediately prior to the Effective Time, the Acquiror’s charter amendment attached hereto as Exhibit F shall be the charter amendment of the Acquiror until thereafter amended as provided therein and under the DGCL.

Section 2.2 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company, as the Surviving Corporation, shall continue its corporate existence under the DGCL.

(b) From and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Company and Merger Sub (the Company and Merger Sub sometimes being referred to herein as the “Constituent Corporations”), and shall become subject to all the debts, liabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

(c) The Merger shall be consummated in accordance with this Agreement by filing a certificate of merger in respect of the Merger (as so filed, the “Merger Certificate”) in accordance with the relevant provisions of the DGCL and Section 2.2(d).

(d) At the Closing, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub and the Company shall cause the (i) Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Merger Sub and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).

(e) At the Effective Time, the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time and attached hereto as Exhibit G (the “Surviving Corporation Charter”) and Exhibit H (the “Surviving Corporation Bylaws”, together with the Surviving Corporation Charter, the “Surviving Corporation Governing Documents”), respectively, shall automatically be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The Surviving Corporation Charter shall provide that the Surviving Corporation’s name is “View Operating Corporation.”

(f) At the Effective Time, the Acquiror Charter and Acquiror Bylaws in effect immediately prior to the Effective Time shall, subject to the approval of the applicable Transaction Proposal at the Acquiror Stockholder Meeting, be amended and restated in the forms attached hereto as Exhibit I (the “New Acquiror Charter”) and Exhibit J (the “New Acquiror Bylaws”, and together with the Acquiror Charter, the “New Acquiror Governing Documents”), respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of Acquiror until thereafter amended as provided therein and under the DGCL. The New Acquiror Charter shall provide that Acquiror’s name is “View, Inc.”

Section 2.3 Directors and Officers.

(a) From and after the Effective Time, the officers of the Company holding such positions as set forth on Section 6.6(c) of the Company Disclosure Letter shall be the officers of the Surviving Corporation and Acquiror, each such officer to hold office in accordance with the Surviving Corporation Governing Documents, or the New Acquiror Governing Documents, respectively.

(b) From and after the Effective Time, the Persons identified as the initial directors of the Surviving Corporation in accordance with the provisions of Section 6.6(c) shall be the directors of the Surviving Corporation and Acquiror, each to hold office in accordance with the Surviving Corporation Governing Documents, or the New Acquiror Governing Documents, respectively.

Section 2.4 Effect of the Merger on Merger Sub Stock

. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub or the Company, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into an equal number of shares of common stock of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.5 Effect of the Merger on Company Capital Stock.

(a) Company Common Stock and Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of Company Capital Stock, each share of Company Common Stock and Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time, other than (i) any share of Company Capital Stock held by Acquiror, Sponsor or any of their Affiliates, (ii) any share referred to in Section 2.5(b) and (iii) any Dissenting Share, shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents in accordance with Section 2.8, such fraction of a share of newly issued Acquiror Class A Common Stock that is equal to the Exchange Ratio, without interest, subject to rounding pursuant to Section 2.8(g). As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 2.10(a) below).

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of Company Capital Stock that are owned by the Company as treasury shares or any shares of Company Capital Stock owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such shares of Company Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Company Options. At the Effective Time, each Company Option that is outstanding under the Company ESOP immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Acquiror and converted into an option to purchase shares of Acquiror Class A Common Stock (each, an “Assumed Option” ) under the Acquiror Equity Incentive Plan. Each Assumed Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Assumed Option shall be exercisable for that number of shares of Acquiror Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of Acquiror Class A Common Stock issuable upon exercise of the Assumed Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Acquiror Class A Common Stock purchasable under each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Class A Common Stock purchasable under such Assumed Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(d) Company Warrants. At the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time shall be assumed by Acquiror and converted into a warrant to purchase shares of Acquiror Class A Common Stock (each, an “Assumed Warrant”). Each Assumed Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time, except that (i) each Assumed Warrant shall be exercisable for that number of shares of Acquiror Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Capital Stock subject to the Company Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of Acquiror Class A Common Stock issuable upon exercise of the Assumed Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Capital Stock subject to the Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio.

(e) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.10(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.10(a).

Section 2.6 Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 10.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by Acquiror and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.7 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(ii) a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Acquiror with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

(iii) evidence in form and substance reasonably acceptable to Acquiror of the termination of the IRA, the ROFR Agreement, the Voting Agreement and all Side Letters; and

(iv) a copy of a release letter duly signed by the Company’s financial advisor with respect to any broker’s, finder’s or similar fees, commissions or expenses that the Merger or the other Transactions give rise to, as well as all other obligations of the Company under its engagement letter with such financial advisor, in form and substance reasonably acceptable to Acquiror.

(b) At the Closing, Acquiror will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled; and

(ii) copies of the written resignations of all of the directors and officers of Acquiror, effective as of the Effective Time.

(c) On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) all accrued and unpaid Acquiror Transaction Expenses.

(d) At the Closing, Acquiror shall repay in full the outstanding amount due under any loan made by the Sponsor or any of its Affiliates to Acquiror to the payee designated by the Sponsor by wire transfer of immediately available funds to the account designated by the Sponsor.

Section 2.8 Surrender of Company Securities and Disbursement of Stockholder Merger Consideration.

(a) Prior to the Effective Time, Acquiror (following consultation with the Company) shall appoint Continental Stock Transfer & Trust Company as exchange agent, or another exchange agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Common Stock and Company Preferred Stock (“Company Certificates”). At or prior to the Effective Time, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent the Aggregate Stockholder Merger Consideration. Prior to the Effective Time, substantially concurrently with the mailing of the Consent Solicitation Statement, Acquiror shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in form and substance reasonably satisfactory to the Company and Acquiror (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates and other Transmittal Documents to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.

(b) Each Company Stockholder shall be entitled to receive his, her or its Stockholder Merger Consideration in respect of the Company Capital Stock represented by such Company Stockholder’s Company Certificate(s) (excluding any shares of Company Capital Stock described in Section 2.5(b) or Dissenting Shares), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for his, her or its shares of Company Capital Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or Acquiror. Until so surrendered, each such Company Certificate shall represent after the Effective Time for all purposes only the right to receive such Stockholder Merger Consideration (or portion thereof) attributable to such Company Certificate.

(c) If any Stockholder Merger Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Capital Stock shall have been permitted in accordance with the terms of the Company Governing Documents, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Merger Consideration (or portion thereof), or the Person in whose name such Stockholder Merger Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Acquiror and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Acquiror (a “Lost Certificate Affidavit”), which at the reasonable discretion of Acquiror may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the shares of Company Capital Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.8(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Capital Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, Acquiror or the Exchange Agent, they shall be canceled and exchanged for the Stockholder Merger Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.8. No dividends or other distributions declared or made after the date of this Agreement with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Acquiror Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following the Effective Time and surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Merger Consideration (or portion thereof) payable in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Acquiror Common Stock.

(f) All securities issued upon the surrender of Company Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such shares of Company Capital Stock. Any portion of the Aggregate Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 2.8(a) that remains unclaimed by Company Stockholders one (1) year after the Effective Time shall be returned to Acquiror, upon demand, and any such Company Stockholder who has not exchanged his, her or its shares of Company Capital Stock for the applicable Stockholder Merger Consideration due to such Company Stockholder in accordance with this Section 2.8 prior to that time shall thereafter look only to Acquiror for payment of such Stockholder Merger Consideration in respect of such shares of Company Capital Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, Acquiror or any party hereto or any Representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Acquiror Class A Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of Acquiror Class A Common Stock (after aggregating all fractional shares of Acquiror Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Acquiror Class A Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Acquiror Class A Common Stock.

Section 2.9 Company Option and Company Warrant Letter of Transmittal. Prior to the Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each Company Option and Company Warrant holder, a letter of transmittal which shall specify that the delivery of Assumed Options and Assumed Warrants shall be effected in exchange for the Company Options and Company Warrants respectively upon the Effective Time. The Company shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Options or Company Warrants are being converted into Assumed Options or Assumed Warrants in accordance with Section 2.5(c) or Section 2.5(d) (as applicable) without further obligation on the part of the Company, and prior to sending such letter of transmittal and notice and acknowledgment, the Company shall provide drafts to Acquiror for its review and consult with Acquiror as to the form and substance of such materials. The Company shall use commercially reasonable efforts to obtain duly executed copies of all such acknowledgments.

Section 2.10 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and any such Company Stockholder shall have no right to receive, any Stockholder Merger Consideration (or any portion of the Aggregate Stockholder Merger Consideration) unless and until such Company Stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Aggregate Stockholder Merger Consideration, without any interest thereon, upon surrender, in the manner provided in this Article II, of the Company Certificate or Company Certificates that formerly evidenced such shares of Company Capital Stock.

(b) Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.11 Withholding. Each of the Surviving Corporation, Acquiror and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deducted and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax Law. At least ten (10) Business Days prior to making any such deduction or withholding, the Surviving Corporation, Acquiror or Merger Sub shall notify the Person in respect of whom such deduction or withholding is expected to be made of such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Surviving Corporation, Acquiror or Merger Sub, as applicable, shall cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Surviving Corporation, Acquiror or Merger Sub, as the case may be, and timely pad over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror and Merger Sub the following, except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter” ), which exceptions shall, subject to Section 10.9, be deemed to be part of the representations and warranties made hereunder.

Section 3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Charter. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than View Smart Building Technology Inc., a direct wholly owned Subsidiary of the Company. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry own its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All shares of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) As of the date of this Agreement, the authorized capital stock of the Company consists of:

(i) 11,303,106,892 shares of Company Common Stock, 72, 527,652 of which are issued and outstanding;

(ii) 9,652,026,330 shares of Company Preferred Stock, 5,222,852,052 of which are issued and outstanding, and:

(A) 999,999 shares are designated Company Series A Preferred Stock, 793,165 of which are issued and outstanding;

(B) 67,604,204 shares are designated Company Series B Preferred Stock, 52,346,933 of which are issued and outstanding;

(C) 97,839,400 shares are designated Company Series C Preferred Stock, 26,155,627 of which are issued and outstanding;

(D) 114,997,875 shares are designated Company Series D Preferred Stock, 26,365,354 of which are issued and outstanding;

(E) 320,000,000 shares are designated Company Series E Preferred Stock, 198,141,237 of which are issued and outstanding;

(F) 5,659,523 shares are designated Company Series E-1 Preferred Stock, none of which are issued and outstanding;

(G) 4,980,080 shares are designated Company Series E-2 Preferred Stock, none of which are issued and outstanding;

(H) 450,000,000 shares are designated Company Series F Preferred Stock, 209,103,548 of which are issued and outstanding;

(I) 2,700,000,000 shares are designated Company Series G Preferred Stock, 2,059,431,740 of which are issued and outstanding;

(J) 40,000,000 shares are designated Company Series G-1 Preferred Stock, none of which are issued and outstanding;

(K) 3,233,440,076 shares are designated Company Series H Preferred Stock, 2,650,514,448 of which are issued and outstanding; and

(L) 2,616,505,173 shares are designated Company Series H-1 Preferred Stock, none of which are issued and outstanding.

(c) As of the date of this Agreement, there are:

(A) 1,726,983 Company Common Stock Warrants to purchase 1,726,983 shares of Company Common Stock;

(B) 1,999,999 Company Series B Warrants to purchase 1,999,999 shares of Company Series B Preferred Stock;

(C) 2,290,946 Company Series C Warrants to purchase 2,290,946 shares of Company Series C Preferred Stock;

(D) 1,952,191 Company Series D Warrants to purchase 1,952,191 shares of Company Series D Preferred Stock;

(E) 2,722,443 Company Series E Warrants to purchase 2,722,443 shares of Company Series E Preferred Stock;

(F) 6,944,446 Company Series F Warrants to purchase 6,944,446 shares of Company Series F Preferred Stock; and

(G) 128,379,978 Company Series H Warrants to purchase 128,379,978 shares of Company Series H Preferred Stock

(d) All shares of Company Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Capital Stock has the rights, preferences, privileges and restrictions set forth in the Company Charter.

(e) As of the date of this Agreement, the Company has reserved: (i) 1,339,006,755 shares of Company Common Stock for issuance upon exercise of those stock options granted under the Company ESOP and (ii) 146,016,986 shares of Company Capital Stock for issuance upon exercise of the Company Warrants.

(f) Except as set forth on the Company Disclosure Letter and for (i) the conversion privileges of the Company Preferred Stock, (ii) the Company Options to purchase Company Common Stock outstanding under the Company ESOP and (iii) the Company Warrants, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any shares of Company Capital Stock. Except as set forth on the Company Disclosure Letter, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2.

(g) The Company has made available to Acquiror prior to the date of this Agreement the Company’s option ledger dated as of November 25, 2020, which reflects all granted options of the Company and lists the applicable vesting schedules therefor.

(h) Except as set forth in the Company Disclosure Letter, none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or terms of such agreement upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. The Company has no obligation (contingent or otherwise) to purchase or redeem any of the Company Capital Stock.

(i) The only Company Capital Stock that will be outstanding immediately after the Closing will be the Company Capital Stock owned by the Acquiror following the consummation of the Merger. Following the Effective Time, each Company Option or Company Warrant outstanding immediately prior to the Effective Time, whether vested or unvested, shall have automatically and without any required action on the part of the Company, Acquiror or any holder or beneficiary thereof, been converted into Assumed Options or Assumed Warrants in accordance with Sections 2.5(c) or 2.5(d), respectively.

Section 3.3 Due Authorization

. All corporate action on the part of each of the Company, its Subsidiaries and its and their respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent, (ii) the filing of the Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4 Financial Statements.

(a) The Company has made available to Acquiror its audited consolidated financial statements of the Company and its Subsidiaries for the years ended December 31, 2018 and December 31, 2019, and its unaudited consolidated balance sheet as of, and unaudited consolidated statement of operations and cash flows for the period ended, September 30, 2020 (the “Company Financial Statements”). The Company Financial Statements including any related notes are true and correct in all material respects and present fairly the financial condition, operating results and cash flows of the Company and its Subsidiaries as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to such financial statements) throughout the periods indicated, except that the unaudited Company Financial Statements are subject to normal and recurring year-end adjustments. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has in place disclosure controls and procedures that (i) are designed to reasonably ensure that material information relating to the Company and its Subsidiaries (including any fraud that involves management or other employees who have a significant role in the internal controls of the Company and its Subsidiaries) is made known to the management of the Company by others within the Company or any of its Subsidiaries and (ii) are effective in all material respects to perform the functions for which they were established. The View Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2018, neither the Company nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries with respect to the Company Financial Statements or the internal accounting controls of the Company or any of its Subsidiaries, including any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since December 31, 2018, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(d) None of the Company or any of its Subsidiaries has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Company prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (including director and officer indemnification agreements made available to Acquiror prior to the date of this Agreement, and other than due to a breach under such Contracts incurred in the Ordinary Course, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (iv) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Letter lists all Contracts to which any of the Company or its Subsidiaries is a party or, to its knowledge, by which any of them is bound and are in effect as of the date of this Agreement and constitute or involve the following (each of the following, a “Material Contract” ):

(i) obligations of, or payments to, each of the Company and its Subsidiaries in excess of $1,000,000 (other than obligations of, or payments to, each of the Company and its Subsidiaries arising from purchase or sale agreements entered into in the Ordinary Course);

(ii) any Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) for borrowed money or letters of credit where the amounts drawn by the Company or any of its Subsidiaries is in excess of $1,000,000;

(iii) any real property leasehold interest of the Company or any of its Subsidiaries (“Real Property Lease”);

(iv) (x) any license or grant (including non-assert covenants) of any Intellectual Property by the Company or its Subsidiaries to any Person, other than (A) standard form end user license agreements and standard form support/maintenance agreements entered into with customers of the Company in the Ordinary Course; and (B) nondisclosure agreements entered into in the ordinary course of business and (y) any Inbound License;

(v) the grant of rights to manufacture, produce, assemble, license, market or sell any Company Products;

(vi) which (A) limit the right of any View Company to engage in any line of business or in any geographic area, or to develop, market, manufacture, produce, assemble, license or sell any products or services (including the Company Products), or to compete with any Person or (B) grant any exclusive or similar rights to any Person that is not a View Company; or

(vii) that has not otherwise been listed in the Company Disclosure Letter, that includes obligations which are to be performed after the date hereof, and that in the Company’s determination will be required to be filed with the Registration Statement under applicable SEC requirement pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) True, correct and complete copies of the Contracts required to be listed on Section 3.5(a) of the Company Disclosure Letter have been delivered to or made available to Acquiror prior to the date of this Agreement, together with all amendments (other than insignificant amendments) thereto.

(c) For the purposes of subsection (a) above, all Indebtedness, Contracts and proposed transactions involving the same Person (including Persons that, to the Company’s knowledge, are Affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(d) As of the date of this Agreeement, assuming the due authorization, execution and delivery by each other party, all of the Material Contracts to which the Company or any of its Subsidiaries is a party or by which its assets are bound are valid, binding and in full force and effect in all material respects, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries (nor, to the knowledge of the Company, any other party to any such Material Contract) is or, with the giving of notice, the lapse of time or otherwise, would be in default, in any material respect, under any Material Contract to which the Company any of its Subsidiaries is or will be a party or by which its assets are bound.

(e) Since December 31, 2019, none of the Company or any of its Subsidiaries has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) made any loans or advances to any Company employee, other than ordinary advances for travel expenses, or (iii) sold, exchanged or otherwise disposed of any of assets or rights valued in excess of $500,000 individually or $1,000,000 in the aggregate, other than in the Ordinary Course.

(f) Section 3.5(f) of the Company Disclosure Letter sets forth a true, correct and complete list of all side letters between the Company and any of its investors (the “Side Letters”).

Section 3.6 Intellectual Property.

(a) Except as set forth in Section 3.6(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries owns or has a license to use all Intellectual Property necessary for the operation of the business of each of the Company and its Subsidiaries as presently conducted in all material respects.

(b) The (i) Company Intellectual Property and the Company Products as previously and presently Used and Developed, (ii) the conduct of the business of each of the Company and its Subsidiaries as previously and presently conducted and (iii) Company Products as proposed to be Used and Developed, in each instance, does not in any material respect violate, infringe or misappropriate any Intellectual Property of any other Person. Each of the Company and its Subsidiaries have an enforceable, written license under any Intellectual Property that is used in any material respect in the conduct of the business of the Company or such Subsidiaries and not owned by the Company or its Subsidiaries, and each such license agreement is identified in Section 3.5(a)(iv)(y) of the Company Disclosure Letter, except license agreements for commercially available “off-the-shelf” Software having annual royalties, fees or other payments not exceeding $25,000 (each such license agreement required to be identified in Section 3.5(a)(iv)(y) of the Company Disclosure Letter, an “Inbound License”). Except with respect to licenses for commercially available “off-the-shelf” Software having annual royalties, fees or other payments not exceeding $25,000, neither the Company nor any of its Subsidiaries is obligated to make any payments, whether royalties, fees or otherwise, to any Person (other than Ordinary Course salary and compensation to its and their employees and consultants) with respect to any Intellectual Property Used or Developed in connection with the Company Products or the conduct of the business of each of the Company or its Subsidiaries.

(c) “Company Registered Intellectual Property” means each (i) patent and patent application, (ii) registered trademark, registered service mark, and registered trade name, (iii) registered copyright, (iv) registered Internet domain name, and (v) other filed, registered or applied for Intellectual Property (e.g., mask works, design registrations, etc.) and all applications for any of the foregoing, owned or purported to be owned by, filed in the name of, registered or applied for by the Company or its Subsidiaries. The Company Registered Intellectual Property together with all other Intellectual Property owned by or purported to be owned by the Company or its Subsidiaries is referred to herein as the “Company Intellectual Property”. Section 3.6(c) of the Company Disclosure Letter sets forth a complete and accurate list of each item of Company Registered Intellectual Property, in each case, specifying the jurisdiction in which each such item has been issued, registered, or filed, any applicable registration or application number, the status, current applicant(s)/registered owners(s) and the applicable filing and/or issuance date. All registration, maintenance and renewal fees have been paid, and all documents and certificates have been filed with the relevant Governmental Authorities, in each case, as necessary for maintaining all material Company Registered Intellectual Property. To the extent provided for by, and in accordance with, applicable Laws, each of the Company and its Subsidiary has recorded in a timely manner each assignment of any material Company Registered Intellectual Property assigned to each of the Company and its Subsidiaries with the relevant Governmental Authorities. All (i) Company Registered Intellectual Property and (ii) material items of Company Intellectual Property are valid and in full force and all Company Registered Intellectual Property were prosecuted in good faith. There have not been and are no current or pending Actions or threats thereof, including any interference, reexamination, cancellation, or opposition proceeding, against or related to any Company Intellectual Property. Except as set forth in Section 3.6(c) of the Company Disclosure Letter, the Company or its Subsidiaries solely and exclusively own all right, title and interest in and to the Company Intellectual Property and there are no joint owners or third parties with any right, title or interest therein. The Business Intellectual Property constitutes all of the Intellectual Property that is necessary for the operation of the business of each of the Company and its Subsidiaries (including the Development and Use of the Company Products) as presently conducted, and proposed to be conducted with respect to the Use and Development of Company Products, in all material respects, taking into account that certain Company Products are in beta stage and therefore subject to further Development.

(d) Except for standard form end user license agreements, and standard form support/maintenance agreements, entered into with customers of the Company in the Ordinary Course, and except as set forth in Section 3.6(d) of the Company Disclosure Letter, there are no outstanding options, licenses or agreements, nor is any of the Company or its Subsidiaries bound by or a party to any options, licenses or agreements relating to, or pursuant to which the Company or any of its Subsidiaries grants any right with respect to, any Company Intellectual Property. No Person has an exclusive license under any Company Intellectual Property.

(e) Neither the Company nor its Subsidiaries: (i) has received any actual or threatened claim or written communication during the 3-year period prior to the Closing, alleging that it or the Company Intellectual Property (or any Use thereof) has violated, infringed or misappropriated, or, that the Company Intellectual Property (or any Use thereof) or conduct of the business as it is presently conducted or proposed to be conducted, would violate, infringe or misappropriate, in any material respect, any Intellectual Property of any other Person (including invitations to a take a license under any Intellectual Property), nor any actual or threatened claim or written communication challenging the ownership, validity or enforceability of any Company Intellectual Property (and, in each case, to the Company’s knowledge, there is no basis for such an allegation), (ii) to the Company’s knowledge, is aware of any potential threats, demands or claims (including in the form of a demand letter or offer of license) alleging that the business of Company or its Subsidiaries (or the Use or Development of the Company Products) as presently conducted or proposed to be conducted violates, infringes or misappropriates any Intellectual Property of any Person in any material respect, or (iii) has in the three (3) years prior to the date of this Agreement sent any written communication alleging that any other Person has violated, infringed or misappropriated any Company Intellectual Property (including invitations to take a license under any Company Intellectual Property) or sent any written communication challenging the ownership, validity or enforceability of the Intellectual Property of any other Person (and, in each case, to the Company’s knowledge, there is no basis for such an allegation). To the knowledge of the Company, no other Person is currently infringing, violating or misappropriating any Company Intellectual Property in any material respect.

(f) Each of the Company and its Subsidiaries has taken steps sufficient to safeguard, maintain and protect all material Company Intellectual Property, and the confidentiality of, and its proprietary rights in, all material Proprietary Information of each of the Company and its Subsidiaries.

(g) To the Company’s knowledge, none of the Company’s or its Subsidiaries’ employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere in any material respect with his or her ability to comply with his or her contractual obligations owed to each of the Company or its Subsidiaries or the use of his or her best efforts to promote the interests of each of the Company and its Subsidiaries, or that would conflict in any material respect with each of the Company’s or its Subsidiaries’ business as presently conducted or as presently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by its employees as it is presently conducted will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such employees is now obligated. To the Company’s knowledge, it is not, nor will it be, necessary to the operation of the business as it is presently or proposed to be conducted to utilize any inventions, trade secrets, proprietary information, technology or other Intellectual Property of any of its employees made prior to or outside the scope of their employment with the Company or its Subsidiaries.

(h) The Company and its Subsidiaries are, and at all times during the three (3) years prior to the date of this Agreement have been, in material compliance with all applicable Privacy Laws and Privacy and Data Security Policies, and have implemented Privacy and Data Security Policies in accordance with applicable Laws. During the three (3) years prior to the date of this Agreement, no complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data in any material respect has been made or, to the Company’s knowledge, threatened against the Company or its Subsidiaries. In the three (3) years prior to the date of this Agreement, no Security Incident has occurred involving the Company or its Subsidiaries or any of its or their assets, rights or properties. There is no pending, nor has there been any, Action or other challenge, complaint, audit or investigation against the Company or its Subsidiaries alleging that any Processing of Personal Data by or on behalf of the Company or its Subsidiaries: (i) is in violation of any applicable Privacy Laws, (ii) is in violation of any Privacy and Data Security Policies, or (iii) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(i) The Company and its Subsidiaries implement and maintain, at a minimum, commercially reasonable administrative, physical and technical security controls and procedures for the IT Systems owned or used by the Company or any of Subsidiaries (collectively, “Designated IT Systems”). The Designated IT Systems (i) are sufficient in all material respects for the current operations of the Company and its Subsidiaries, (ii) operate properly in all material respects without any material defect, malfunction, unavailability or error that cannot be resolved in the Ordinary Course, and (iii) are reasonably secure in all material respects against unauthorized access, intrusion, tampering, computer virus or other Security Incident.

(j) No funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, or Governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the development, testing or commercialization, in whole or in part, of any Company Intellectual Property and no Designated Entity has any right, title or interest (including any usage, license, “march in”, ownership, co-ownership or other rights) in or to any Company Intellectual Property.

(k) The execution and delivery of this Agreement and the consummation of the Transactions will not cause the termination, forfeiture, or loss of, or otherwise adversely impact, any ownership or right to use any Intellectual Property used in the business of any of the Company or its Subsidiaries.

(l) Open Source.

(i) Section 3.6(l)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all Open Source Software incorporated or embedded in, or bundled, combined or linked with, or Used in, any Company Software or Company Product, including in Development of any Company Software or Company Product, and (A) identifies the Open Source License (including the version of such Open Source License) applicable to each listed Open Source Software package and (B) identifies the Company Software or Company Product(s) that such Open Source Software is incorporated or embedded in, or bundled, combined or linked with, or Used in. All Development, Use and distribution of Company Software and Company Products is in compliance in all material respects with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements.

(ii) No Software, Intellectual Property or other technology subject to any Open Source License has been incorporated into or embedded, bundled, combined, linked, Used or distributed with, in whole or in part, any Company Intellectual Property, Company Software or Company Products in a manner that (w) results in, requires or would require that any Company Software or Company Products, any portion thereof, or any other Company Intellectual Property, to be subject to the terms of any Copyleft Licenses, or (x) requires or would require any of the Company or its Subsidiaries to grant any rights or licenses to any Company Intellectual Property, (y) requires the licensing, disclosure or distribution of any Company Intellectual Property to any other Person, or (z) prohibits or limits the receipt of consideration in connection with licensing or Use of any Company Intellectual Property.

(iii) As used herein, “Company Software” means (x) Software owned or purported to be owned by the Company or its Subsidiaries, (y) proprietary Software developed by or for, or acquired by the Company or its Subsidiaries, including any such proprietary software that is incorporated or embedded in, or bundled, combined or linked with any Company Products, or (z) otherwise used by the Company or its Subsidiaries or incorporated or embedded in, or bundled, combined or linked with, any Company Product, including in Development or testing of any such Software or Company Products.

(iv) As used herein, “Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

(v) As used herein, “Copyleft License” means any license that requires, as a condition of use, linking, modification or distribution of Software, Intellectual Property or other technology subject to such license, that such Software, Intellectual Property or other technology or other Software, Intellectual Property or other technology incorporated into, linked, derived from, used or distributed with such Software, Intellectual Property or other technology, (A) be licensed, disclosed, made available or distributed in a form other than binary (e.g., source code form), (B) be licensed for the purpose of allowing the making of derivative works, be licensed under terms that allow the Software, Intellectual Property or technology or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled or (C) be redistributable at little or no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, all Creative Commons “sharealike” licenses and all other similar licenses.

Section 3.7 Proprietary Information and Invention Assignment. The Company’s and each of its Subsidiaries’ current and former employees and current and former consultants or contractors who have developed or conceived of any Intellectual Property used in the business of each of the Company or its Subsidiaries has executed a confidential information and invention assignment agreement in favor of each of the Company or its Subsidiaries, substantially in the form(s) made available to Acquiror. None of the Company’s or its Subsidiaries’ current or former employees has excluded works or inventions made prior to his or her employment with the Company or its Subsidiaries, as applicable, from his or her assignment of inventions pursuant thereto. To the Company’s knowledge, no such current or former employee, consultant or contractor is in violation thereof and no employee, consultant or contractor of any of the Company or its Subsidiaries is in violation of any of his/her prior employee contract, proprietary information agreement or consulting or contracting agreement he/she previously executed in favor of another Person.

Section 3.8 Title to Properties and Assets; Liens. Except as set forth in Section 3.8 of the Company Disclosure Letter, each of the Company and its Subsidiaries has good and marketable title to its properties and assets, including the Company Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than (a) Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) Liens imposed by Law and incurred in the Ordinary Course for obligations not past due, (c) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, and (d) Liens and defects in title which do not in any case materially detract from the value of the property subject thereto or which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and which have not arisen otherwise than in the Ordinary Course. With respect to the property and assets it leases, each of the Company and its Subsidiaries is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, subject to clauses (a)-(d) above.

Section 3.9 Compliance with Other Instruments. None of the Company or any of its Subsidiaries is in violation of any term of its Governing Documents, and none of the Company or any of its Subsidiaries is in violation of any term or provision of any Indebtedness, Material Contract or Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, waiver or approval or constitute a default under, (i) the Company’s Governing Documents, (ii) any Material Contract to which it or any of its Subsidiaries is a party or by which its or any of its Subsidiaries’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Compliance with Laws. Each of the Company and its Subsidiaries is in compliance with, and has during the three (3) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Laws. For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Absence of Changes.

(a) Since the date of the most recent audited Company Financial Statements to the date of this Agreement, there has not been, individually or in the aggregate, any Company Material Adverse Effect.

(b) Since the date of the most recent audited Company Financial Statements to the date of this Agreement, each of the Company and its Subsidiaries has conducted its business and operated its properties in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 3.12 Litigation. Except as set forth in Section 3.12 of the Company Disclosure Letter, (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the Company, its Subsidiaries or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the Company or its Subsidiaries to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any View Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) none of the Company or any of its Subsidiaries is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the Company or its Subsidiaries currently pending or which any of the Company or its Subsidiaries currently intends to initiate, except, in the case of each of clauses (a)(i), (b) or (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Insurance. Each of the Company and its Subsidiaries has in full force and effect policies covering such risks as are customarily carried by Persons conducting a business similar to the Company. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to Acquiror. All such policies that are material to the Company and its Subsidiaries, taken as a whole, are in full force and effect, all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by any of the Company or its Subsidiaries with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

Section 3.14 Governmental Consents. Assuming the accuracy of the representations made by Acquiror and Merger Sub in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Company or its Subsidiaries is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.15 Permits. Each of the Company and its Subsidiaries has all Permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the knowledge of each of the Company and its Subsidiaries, it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. None of the Company or its Subsidiaries is or, with the giving notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

Section 3.16 Registration and Voting Rights. Except as set forth in Section 3.16 of the Company Disclosure Letter and other than with respect to actions contemplated by the Merger, this Agreement and the Ancillary Agreements, (a) none of the Company or any of its Subsidiaries is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no stockholder of any of the Company or its Subsidiaries has entered into any agreements with respect to the voting of shares of Company Capital Stock.

Section 3.17 Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.17 of the Company Disclosure Letter, none of the Company or its Subsidiaries has incurred, or will incur, directly or indirectly, as a result of any action taken by the Company or its Subsidiaries, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.18 Related-Party Transactions. Except as set forth in Section 3.18 of the Company Disclosure Letter (and other than with respect to actions contemplated by the Merger, this Agreement and the Ancillary Agreements):

(a) No director, officer or employee of any of the Company or its Subsidiaries or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party” ) is indebted to each of the Company and its Subsidiaries, nor is any of the Company or its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Company or its Subsidiaries is party to a Material Contract or has a material business relationship or (ii) any Person that competes with any of the Company or its Subsidiaries, except that (x) Related Parties may own stock in publicly traded companies that may compete with each of the Company and its Subsidiaries and (y) those directors of the Company designated by SVF Excalibur (Cayman) Limited (“SoftBank” ), Madrone Partners, L.P. (“Madrone”) or Guardians of New Zealand Superannuation (“NZSF”) in accordance with the Voting Agreement may have a direct or indirect ownership interest in SoftBank, Madrone or NZSF, respectively, or debtholders or Affiliates of SoftBank, Madrone or NZSF, respectively.

(c) No Related Party is directly or indirectly interested in any Material Contract with the Company or any of its Subsidiaries, other than any such Material Contracts related to such Person’s (i) ownership of Company Capital Stock, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary and other employment benefits provided by the Company to such Person.

Section 3.19 Labor Agreements and Actions; Employee Compensation.

(a) None of the Company or any of its Subsidiaries is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, and, to the Company’s knowledge, no labor union has requested or has sought to represent any of the employees, representatives or agents of each of the Company and its Subsidiaries. There is no strike or other labor dispute involving any of the Company or its Subsidiaries pending, or to the Company’s knowledge, threatened, that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor, to the knowledge of the Company, is there any labor organization activity involving the employees of the Company or any of its Subsidiaries.

(b) To the Company’s knowledge, no officer or management employee, or any group of management employees, intends to terminate their employment with any of the Company or its Subsidiaries, nor does any of the Company or its Subsidiaries have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the Company and its Subsidiaries is currently providing full-time services to the conduct of the business of each of the Company and its Subsidiaries. To the Company’s knowledge, no officer or management employee is currently working for a competitive enterprise.

(c) Except as set forth in the Company Disclosure Letter, the employment of each officer and employee of each of the Company and its Subsidiaries is terminable at the will of each of the Company and its Subsidiaries and no such individual is entitled to any material compensation upon termination of employment.

(d) Each of the Company and its Subsidiaries has complied in all material respects with all applicable state and federal equal employment opportunity, wage and hour, compensation and other Laws and COVID-19 Measures related to employment, including but not limited to, overtime requirements, classification of employees and independent contractors under federal and state Laws, hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the payment of social security and other taxes, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(e) There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving any employee or group of employees. To the Company’s knowledge, there are no material charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against the Company, in each case that (y) pertain to any current or former employee and (z) have been threatened by such employee or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority.

Section 3.20 Employee Benefit Plans.

(a) The Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement but excluding any carried interest plans, policies, programs or agreements), other than a Multiemployer Plan (as defined below), providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party or has or may have any liability, and in each case whether or not subject to the Laws of the United States or funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has delivered to Acquiror, to the extent applicable, true, complete and correct copies of (A) the documents comprising the Company Benefit Plan, including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (E) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) Neither the Company nor any of its ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under a pension plan that is subject to Title IV of ERISA (a “Title IV Plan”), a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) at any time within the previous six (6) years. Neither the Company, its Subsidiaries nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied and no non-U.S. Company Benefit Plan is a defined benefit pension plan and neither the Company nor any of its Subsidiaries has any liability, contingent or otherwise, with respect to any such Company Benefit Plan.

(d) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to the Company Benefit Plans, no Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries (other than in accordance with the applicable Company Benefit Plan).

(f) The execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of the Company or any of its Subsidiaries to any severance pay or any other compensation payable by the Company or any of its Subsidiaries, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, employee, officer or other individual service provider by the Company or any of its Subsidiaries, or (iii) result in any payment being considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(g) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices and rulings) thereunder.

Section 3.21 Tax Matters. Each of the Company and its Subsidiaries has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. Neither the Company nor its Subsidiaries is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the Company and its Subsidiaries has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom (taking into account any deferral of the employer portion of such Taxes pursuant to the CARES Act or pursuant to any executive order or other COVID-19 Measures), and has paid the same to the proper tax authority. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.22 Books and Records. The minute books of each of the Company and its Subsidiaries contain complete and accurate records of all meetings and other corporate actions of each of the Company Stockholders, the Company Board or the Subsidiaries’ stockholders or board of directors and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors, as applicable. The stock ledger of each of the Company and its Subsidiaries is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Company and its Subsidiaries.

Section 3.23 Foreign Corrupt Practices Act. Neither the Company, nor to the Company’s knowledge, its Affiliates or any of its or their respective directors, officers, employees or agents, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist the Company or any of its Affiliates to obtain or retain business for, or direct business to the Company or any of its Affiliates, as applicable. Neither the Company, nor to the Company’s knowledge, any of its or their respective directors, officers, employees or agents, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. The Company and its Subsidiaries have maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure material compliance with the FCPA or any other applicable Anti-Bribery Laws.

Section 3.24 Anti-Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the Company or its Subsidiaries, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Company or its Subsidiaries, and, no Action by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.25 Sanctions. Neither any of the Company nor its Subsidiaries nor any of the Company’s Affiliates, directors, officers, employees or, to the knowledge of the Company, agents, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions; nor (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). For the past five (5) years, to the Company’s knowledge, neither any of the Company nor its Subsidiaries has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

Section 3.26 Export Controls. The Company and its Subsidiaries, and to the Company’s knowledge, their respective Representatives in their capacity as such, have materially complied with all applicable Export Laws, and neither the Company nor any of its Subsidiaries has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

Section 3.27 Takeover Statutes and Charter Provisions. As of the date hereof, Section 203 of the DGCL does not apply to the Company. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.

Section 3.28 Registration Statement, Proxy Statement and Consent Solicitation Statement. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement, the Consent Solicitation Statement or any current report of Acquiror on Form 8-K shall not, in the case of the Registration Statement, on the effective date of the Registration Statement, in the case of the Proxy Statement or any current report of Acquiror on Form 8-K, when first filed, made available, mailed or distributed, as the case may be, at the time of the Acquiror Stockholder Meeting, and in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Stockholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Acquiror, its Affiliates or any Holder of Acquiror Capital Stock.

Section 3.29 Board Approval. The Company’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of the Company, and (c) subject to the effectiveness of the Registration Statement and receipt of the Regulatory Approvals, recommended that the Company’s stockholders approve and adopt this Agreement, the Merger and the other Transactions and execute the Company Written Consent.

Section 3.30 No Outside Reliance. Notwithstanding anything contained in this Agreement, the Company, on behalf of itself, its Subsidiaries, and their respective equityholders, partners, members or Representatives, acknowledges and agrees that the Company has made its own investigation of Acquiror and Merger Sub and that, except in the case of intentional fraud, neither Acquiror, Merger Sub, nor any of their Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Acquiror and Merger Sub in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Acquiror Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials included in the Acquiror SEC Filings or otherwise reviewed by the Company or any of its agents or Representatives pursuant to the NDA) or management presentations that have been or shall hereafter be provided to or with the Company or any of its Affiliates, agents or Representatives, except in the case of intentional fraud, are not and will not be deemed to be representations or warranties of Acquiror or Merger Sub or their Affiliates, and except in the case of intentional fraud, no representation or warranty is made as to the accuracy or completeness of any of the foregoing except, in each such case, as may be expressly set forth in Article IV of this Agreement.

Section 3.31 No Additional Representation or Warranties. Except as provided in Article IV or in the case of intentional fraud, neither Acquiror, Merger Sub, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or holders of Company Capital Stock and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or holders of Company Capital Stock or their respective Affiliates. Without limiting the foregoing, the Company acknowledges that the Company, together with its advisors, have made their own investigation of Acquiror and Merger Sub and, except as provided in Article IV or in the case of intentional fraud, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror or Merger Sub as conducted after the Closing, as contained in any materials provided by Acquiror or Merger Sub or any of their respective Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

Article IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Each of Acquiror and Merger Sub hereby represent and warrant to the Company the following, except as set forth in (i) the Acquiror SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (ii) the disclosure letter delivered to the Company by the Acquiror and Merger Sub on the date of this Agreement (the “Acquiror Disclosure Letter”), which exceptions shall, in the case of clause (ii), be subject to Section 10.9 and be deemed to be part of the representations and warranties made hereunder.

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Acquiror and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. As of the date of this Agreement, Acquiror has either delivered or made available to Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of Acquiror, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 100,000,000 shares of Acquiror Class A Common Stock, 50,000,000 of which are issued and outstanding, (ii) 20,000,000 shares of Acquiror Class B Common Stock, 12,500,000 of which are issued and outstanding and (iii) 1,000,000 shares of Acquiror Preferred Stock, none of which are issued and outstanding.

(b) All shares of Acquiror Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Acquiror Capital Stock has the rights, preferences, privileges and restrictions set forth in the Acquiror Charter.

(c) Except for (i) the PIPE Subscription Agreements, (ii) the conversion privileges of the Acquiror Class B Common Stock and the Acquiror Preferred Stock and (iii) 17,033,333 warrants to purchase shares of Acquiror Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from Acquiror of any shares of Acquiror Capital Stock. Except as set forth on Section 4.2(c)(ii) of the Acquiror Disclosure Letter and the Ancillary Agreements, Acquiror is not a party to or subject to any agreement or understanding and, to Acquiror’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of Acquiror.

(d) Acquiror does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than Merger Sub, a direct wholly owned Subsidiary of Acquiror. Merger Sub does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 4.3 Due Authorization. All corporate action on the part of each of Acquiror, Merger Sub and their respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by each of Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Acquiror Stockholders’ Approval, (ii) the filing of the Merger Certificate and

(iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of each of Acquiror and Merger Sub, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4 Financial Statements.

(a) The financial statements of Acquiror contained in the Acquiror SEC Filings (the “Acquiror Financial Statements” ) are true and correct in all material respects and present fairly the financial condition, operating results and cash flows of Acquiror as of the dates and during the periods indicated. The Acquiror Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that they are subject to normal and recurring year-end adjustments. The books of account, ledgers, order books, records and other financial documents of Acquiror accurately and completely reflect all material information relating to the Acquiror’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Acquiror has in place disclosure controls and procedures that (i) are designed to reasonably ensure that material information relating to the Acquiror and Merger Sub (including any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Acquiror and Merger Sub) is made known to the management of the Acquiror by others within the Acquiror or Merger Sub and (ii) are effective in all material respects to perform the functions for which they were established. The Acquiror and Merger Sub maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Neither the Acquiror nor Merger Sub, to the knowledge of the Acquiror, any Representative of Acquiror or Merger Sub has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquiror or Merger Sub with respect to the Acquiror Financial Statements or the internal accounting controls of Acquiror or Merger Sub, including any written complaint, allegation, assertion or claim that the Acquiror or Merger Sub has engaged in questionable accounting or auditing practices. No attorney representing Acquiror or Merger Sub, whether or not employed by Acquiror or Merger Sub, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Acquiror or Merger Sub or any of their respective Representatives to the Acquiror Board or the board of directors (or similar governing body) of Merger Sub or any committee thereof or to any director or officer of Acquiror or Merger Sub.

(d) None of Acquiror or Merger Sub has any liability or obligation absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Acquiror prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (including director and officer indemnification agreements made available to the Company prior to the date of this Agreement, and other than due to a breach under any such Contracts incurred in the Ordinary Course, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) obligations incurred by Acquiror’s and Merger Sub’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (iv) obligations and liabilities reflected, or reserved against, in the Acquiror Financial Statements or as set forth in Section 4.4(d) of the Acquiror Disclosure Letter.

Section 4.5 Compliance with Other Instruments. None of Acquiror or Merger Sub is in violation of any term of its respective Governing Documents, and none of the Acquiror or Merger Sub is in violation of any term or provision of any Indebtedness, Contract or Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. The execution and delivery by each of Acquiror and Merger Sub and the performance by each of Acquiror and Merger Sub of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.6 Absence of Changes.

(a) Since the date of the most recent Acquiror Financial Statements to the date of this Agreement, there has not been, individually or in the aggregate, any Acquiror Material Adverse Effect.

(b) Since the date of the most recent Acquiror Financial Statements to the date of this Agreement, each of Acquiror and Merger Sub has conducted its business and operated its properties in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.7 Litigation. (a) There are no Actions pending or, to Acquiror’s knowledge, currently threatened against any of Acquiror, Merger Sub or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of Acquiror or Merger Sub to enter into this Agreement or any Ancillary Agreement, or the right of any of Acquiror or Merger Sub to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any of Acquiror or Merger Sub, would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect; (b) none of Acquiror or Merger Sub is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of Acquiror or Merger Sub currently pending or which any of Acquiror or Merger Sub currently intends to initiate, except, in the case of each of clauses (a)(i), (b) or (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.8 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of Acquiror or Merger Sub is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

Section 4.9 Brokers or Finders; Transaction Expenses. Except as set forth on the Acquiror Disclosure Letter, none of Acquiror or Merger Sub has incurred, or will incur, directly or indirectly, as a result of any action taken by Acquiror or Merger Sub, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.10 Tax. Each of Acquiror and Merger Sub has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. Neither Acquiror nor Merger Sub is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. Neither Acquiror nor Merger Sub has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each Acquiror and Merger Sub has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom (taking into account any deferral of the employer portion of such Taxes pursuant to the CARES Act or pursuant to any executive order or other COVID-19 Measures), and has paid the same to the proper tax authority.

Section 4.11 Takeover Statutes and Charter Provisions. Each of the board of directors of Acquiror and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to Acquiror or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

Section 4.12 Registration Statement, Proxy Statement and Consent Solicitation Statement. The information supplied by Acquiror for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement, the Consent Solicitation Statement or any current report of Acquiror on Form 8-K shall not, in the case of the Registration Statement, on the effective date of the Registration Statement, in the case of the Proxy Statement or any current report of Acquiror on Form 8-K, when first filed, made available, mailed or distributed, as the case may be, at the time of the Acquiror Stockholder Meeting, and in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Stockholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Acquiror is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates or any Holder of Company Capital Stock.

Section 4.13 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “Acquiror SEC Filings” ). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.14 Trust Account. As of the date of this Agreement, Acquiror has at least $500,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of August 26, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) Acquiror Stockholders holding Acquiror Common Stock (prior to the Effective Time) sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock (prior to the Effective Time) pursuant to the Acquiror Governing Documents and (ii)  Cantor Fitzgerald & Co. with respect to the fee payable pursuant to the business combination marketing agreement described in the Acquiror SEC Filings) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Governing Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date of this Agreement, following the Closing, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption.

Section 4.15 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.16 Business Activities.

(a) Since its respective organization, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for Merger Sub and the Transactions, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement, the Ancillary Agreements and the Transactions, will have no, material assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 4.17 Nasdaq Quotation. As of the date of this Agreement, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “CFII”. Except as set forth on Section 4.17 of the Acquiror Disclosure Letter, Acquiror is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 4.18 Board Approval. The Acquiror’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of Acquiror, (c) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Acquiror’s amended and restated certificate of incorporation and bylaws and (d) subject to the receipt of the Regulatory Approvals, recommended that the Acquiror’s stockholders approve the Transaction Proposals (the “Acquiror Board Recommendation”).

Section 4.19 PIPE Investment. Acquiror has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by the Acquiror with the applicable PIPE Investors named therein as of the date of this Agreement, pursuant to which the PIPE Investors committed to provide equity financing to the Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $300,000,000 ($50,000,000 of which has been committed by the Sponsor) (the “PIPE Investment Amount”). As of the date of this Agreement, other than the PIPE Subscription Agreement, this Agreement and the Ancillary Agreements (with respect to Sponsor and Acquiror), there are no other agreements, side letters, or arrangements between the Acquiror and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to the Acquiror the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreement of such PIPE Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party, all of the PIPE Subscription Agreements are valid, binding and in full force and effect in all material respects, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. As of the date of this Agreement, no PIPE Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, none of the Acquiror or any of its Subsidiaries (nor, to the knowledge of the Acquiror, any other party to any such PIPE Subscription Agreement) is or, with the giving of notice, the lapse of time or both, would be in default under any PIPE Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed by the Acquiror or Merger Sub (including, from and after the Closing, by the Acquiror or Merger Sub on behalf of the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment or, except as set forth in the PIPE Subscription Agreements.

Section 4.20 No Outside Reliance. Notwithstanding anything contained in this Agreement, the Acquiror, on behalf of itself, its Subsidiaries, and their respective equityholders, partners, members or Representatives, acknowledges and agrees that the Acquiror has made its own investigation of the View Companies and that, except in the case of intentional fraud, neither the View Companies, nor any of their Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the View Companies in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the View Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials reviewed by the Acquiror or any of its agents or Representatives pursuant to the NDA) or management presentations that have been or shall hereafter be provided to or with the Acquiror or any of its Affiliates, agents or Representatives, except for the representations and warranties set forth in Section 3.28 or in the case of intentional fraud, are not and will not be deemed to be representations or warranties of the View Companies or their Affiliates, and except for the representations and warranties set forth in Section 3.28 or in the case of intentional fraud, no representation or warranty is made as to the accuracy or completeness of any of the foregoing except, in each such case, as may be expressly set forth in Article III of this Agreement.

Section 4.21 No Additional Representation or Warranties. Except as provided in Article IV or in the case of intentional fraud, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub or their Affiliates, and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub or their respective Affiliates. Without limiting the foregoing, Acquiror and Merger Sub acknowledge that Acquiror and Merger Sub, together with their respective advisors, have made their own investigation of the Company and its Subsidiaries and, except as provided in Article III or in the case of intentional fraud, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

Article V

COVENANTS OF THE COMPANY

Section 5.1 Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), (iii) as set forth on Section 5.1 of the Company Disclosure Letter or (iv) as consented to by Acquiror in writing, from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Company shall, and shall cause the other View Companies to, operate the business of the View Companies in the Ordinary Course. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) as set forth on Section 5.1 of the Company Disclosure Letter or (iv) as consented to by Acquiror in writing (which consent, except with respect to clause (i) below, shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and shall cause the other View Companies to, not to:

(a) change or amend the Governing Documents of any View Company;

(b) make or declare any dividend or distribution to the stockholders or members, as applicable, of any View Company or make any other distributions in respect of any of the View Companies’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of a View Company to such View Company or another wholly-owned Subsidiary of such View Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the View Companies’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a View Company that remains a wholly-owned Subsidiary of such View Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any View Company, except for transactions between a View Company and any wholly-owned Subsidiary of such View Company;

(e) sell, assign, transfer, convey, lease or otherwise dispose (“Convey”) of any material assets or properties of the View Companies, except for (i) dispositions of obsolete or worthless equipment in the Ordinary Course, (ii) transactions among the View Companies and (iii) Leased Real Property, except for the Mississippi Lease and Milpitas Lease.

(f) acquire any ownership interest in any real property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) make or change any material election in respect of material Taxes in a manner inconsistent with past practice, except to comply with GAAP or applicable law;

(i) (A) issue any additional View Company Interests or securities exercisable for or convertible into View Company Interests, other than (x) shares of Company Capital Stock in connection with the exercise of any Company Warrants outstanding as of the date of this Agreement and included in the number of Company Warrants set forth on Section 3.2(c) that may be exercised in accordance with their respective terms, (y) shares of Company Common Stock in connection with any voluntary conversion of Company Preferred Stock outstanding as of the date of this Agreement and included in the number of shares of Company Preferred Stock set forth on Section 3.2(b)(ii) in accordance with their respective conversion terms, (z) shares of Company Common Stock issued upon vesting of any equity award or exercise of any vested option under the Company ESOP included in the number of Company Options outstanding as of the date of this Agreement and set forth in the option ledger made available to Acquiror referenced in Section 3.2(g), (B) grant any options, warrants or other equity-based awards that relate to the equity of any View Company or (C) amend, modify or waive any of the terms or rights set forth in any Company Options or Company Warrants, including any amendment, modification or reduction of the exercise or warrant price set forth therein;

(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, or recapitalization of any View Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any View Company;

(k) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,500,000 in the aggregate;

(l) (A) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, in each case in violation of the Company’s covenants in its existing debt documents provided, that the Company shall be permitted to (x) incur capitalized lease obligations in the Ordinary Course (subject to such incurrences not violating the Company’s covenants in its existing debt documents) or (y) payoff or refinance the Company’s existing debt facilities, or (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of any View Company or guaranty any debt securities of another Person;

(m) enter into, renew or amend in any material respect, (i) any transaction with a Company Stockholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC or (ii) any Contract between any View Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(n) (i) limit the right of any View Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person; or

(o) enter into any agreement to do any action prohibited under this Section 5.1.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, comply in all material respects with, and continue performing under, as applicable, the Company Governing Documents and such Subsidiary’s Governing Documents, and all other Material Contracts to which the Company or any Subsidiary thereof may be a party.

Section 5.2 Access to Information; Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company Stockholders or any View Company by third parties that may be in the Company Stockholders’ or the View Companies’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law, and except as set forth on Section 5.2 of the Company Disclosure Letter, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of the View Companies, to all of their respective properties, books, Contracts, Tax Returns, records and appropriate officers and employees of the View Companies, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the View Companies that are in the possession of the Company Stockholders or the View Companies as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the View Companies without the prior written consent of the Company. All information obtained by Acquiror, Merger Sub and their respective Representatives shall be subject to the NDA.

Section 5.3 Acquisition Proposals and Alternative Transactions. During the Interim Period, the Company shall not, and shall cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any View Company to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any View Company in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction.

Section 5.4 D&O Indemnification and Insurance.

(a) From and after the Closing, each of Surviving Corporation and Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the View Companies (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the View Companies being acquired under this Agreement) or Acquiror, respectively (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the View Companies or Acquiror, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Surviving Corporation shall, and shall cause the other View Companies to, and Acquiror shall (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the View Companies’ or Acquiror’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable View Companies or Acquiror, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, each of the Surviving Corporation and Acquiror shall (and the Surviving Corporation shall cause the other View Companies to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the View Companies’ (true, correct and complete copies of which have been made available to Acquiror prior to the date of this Agreement or its Representatives, respectively) or Acquiror’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Surviving Corporation or Acquiror be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the View Companies or Acquiror, respectively, for such insurance policy for the year ended December 31, 2019; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, each of the Surviving Corporation and Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the View Companies or Acquiror, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.4 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.4 shall survive the Closing indefinitely and shall be binding, jointly and severally, on Surviving Corporation, the other View Companies, Acquiror and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that Surviving Corporation, any of the other View Companies, Acquiror or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Surviving Corporation or Acquiror, respectively, shall ensure (and the Surviving Corporation shall cause the other View Companies to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of Surviving Corporation, any of the other View Companies or Acquiror, as the case may be, shall succeed to the obligations set forth in this Section 5.4.

(d) The provisions of this Section 5.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Corporation, Acquiror and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 5.5 No Trading in Acquiror Stock. The Company acknowledges and agrees that it and each other View Company is aware, and that to the knowledge of the Company, the Company’s other Affiliates are aware (and to the knowledge of the Company, each of the Company’s other Affiliates’ respective Representatives is aware or, upon receipt of any material nonpublic information of Acquiror, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it and the other View Company’s shall not purchase or sell any securities of Acquiror (except with the prior written consent of Acquiror), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.6 Anti-Takeover Matters. The Company shall not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any View Company would be or become subject, party or otherwise bound.

Section 5.7 Debt Payoff. If the Available Acquiror Cash as of the Closing equals or exceeds $650,000,000, the Company shall use reasonable best efforts to prepay in full on the Closing Date, and in any event shall prepay within five (5) Business Days following the Closing Date, all of the Company’s debt facilities where the outstanding Indebtedness for borrowed money exceeds $100,000,000. Prior to the Closing, if the Available Acquiror Cash as of the Closing is reasonably anticipated to equal or exceed $650,000,000, the Company shall provide notice to the lender(s) under such debt facilities of the Company’s pending prepayment and arrange for the delivery by such lender(s) of a payoff letter in connection with such prepayment, which payoff letter shall provide for the full amount of Indebtedness to be paid off, and wire instructions to do so.

Section 5.8 280G. To the extent necessary to avoid the application of Section 280G of the Code and the regulations thereunder, as soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) business days prior to the Closing Date, the Company shall (a) use commercially reasonable efforts to obtain waivers (in form and substance reasonably satisfactory to the Acquiror) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (b) following the execution of the waivers described in clause (a), solicit the approval of the stockholders of Company of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, in a manner and with a disclosure document that shall be in form and substance reasonably satisfactory to the Acquiror. At least three (3) business days prior to obtaining any waiver or soliciting stockholder approval, the Company shall provide the Acquiror with copies of all Section 280G-related documents, if any, including, without limitation, any Section 280G analysis prepared by the Company, the stockholder disclosure document, waivers and stockholder consents, for the Acquiror’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) and shall accept all reasonable comments made thereto by the Acquiror. Prior to the Closing Date, if applicable, the Company shall deliver to the Acquiror evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 5.8 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

Section 5.9 CEO and Management Awards.

(a) For a period of two (2) years from the Closing Date, neither the Company nor the Acquiror shall issue or grant Rao Mulpuri any additional share capital, shares of capital stock, membership interests or other equity interests (or securities convertible into any such equity) in or of any View Company or the Acquiror, or any of their respective Subsidiaries or the successors of the foregoing (“Company Interests”). Nothing in this Section 5.9 or otherwise in this Agreement shall affect Rao Mulpuri's rights with respect to shares or equity awards granted prior to the date of this Agreement or as contemplated by the express terms of the Management Earnout or Chief Executive Officer Equity Incentive Plan, as summarized on Schedule 6.1 and Exhibit L.

(b) For a period of two (2) years from the Closing Date, neither the Company nor the Acquiror shall issue or grant to any other Management Member (as defined in Schedule 6.1(b)) any Company Interests, unless such such Company Interests are subject to a vesting schedule whereby (i) no portion of the Company Interests vest in the twelve (12) month period following the grant of such Company Interests, (ii) no more than twenty-five percent (25%) of the Company Interests vest on the twelve (12) month anniversary of the grant of such Company Interests, and (iii) no more than twenty-five percent (25%) of the Company Interests vests prior to the following anniversaries of the grant of such Company Interests. Nothing in this Section 5.9 or otherwise in this Agreement shall affect any Person's rights with respect to shares or equity awards granted prior to the date of this Agreement or as contemplated by the express terms of the Management Earnout, as summarized on Schedule 6.1.

Article VI

COVENANTS OF ACQUIROR

Section 6.1 Acquiror Equity Incentive Plan, Management Earnout and Chief Executive Officer Incentive Plan. Prior to the Closing Date, the board of directors of Acquiror shall approve and adopt an equity incentive plan in substantially the form attached hereto as Exhibit K (the “Acquiror Equity Incentive Plan”) and a chief executive officer equity incentive plan in substantially the form attached hereto as Exhibit L (the “Chief Executive Officer Equity Incentive Plan”), subject, in each case, to approval by Acquiror Stockholders in the Proxy Statement. On the Closing Date, Acquiror shall grant awards to certain members of management in accordance with the general terms set forth on Schedule 6.1 (the “Management Earnout”) and an award to the Company Chief Executive Officer under the Chief Executive Officer Equity Incentive Plan in accordance with the general terms set forth in Exhibit L.

Section 6.2 Trust Account Proceeds and Related Available Equity.

(a) If the amount of cash available in the Trust Account (taking into account clauses (i), (ii) and (iii), the “Available Acquiror Cash”) after (i) deducting the amount required to satisfy the Acquiror Share Redemption Amount, (ii) deducting the sum of any Indebtedness of Acquiror for borrowed money immediately prior to the Closing (for the avoidance of doubt, excluding any Acquiror Transaction Expenses) and (iii) adding the amount from the PIPE Investments, is reasonably expected to be less than the Minimum Available Acquiror Cash Amount as of the Closing, then Acquiror, the Sponsor and their Affiliates shall be entitled in their sole discretion to arrange for the purchase by third Persons of, additional shares of Acquiror Class A Common Stock at a price per share of $10.00 (ten dollars) in an aggregate amount such that the Available Acquiror Cash is, at or immediately prior to the Closing, equal to at least the Minimum Available Acquiror Cash Amount after giving effect to such purchases, and such purchases made pursuant to this sentence shall be added to the definition and amount of Available Acquiror Cash including for purposes of Section 8.3(c).

(b) Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.3 Maintenance of Nasdaq Listing Through the Closing. From the date of this Agreement through the Closing, Acquiror shall use reasonable best efforts to (a) ensure that Acquiror Class A Common Stock remains listed on Nasdaq and (b) in the event that Acquiror Class A Common Stock does not remain listed on Nasdaq, regain such listing prior to the Closing Date.

Section 6.4 Nasdaq Listing of Acquiror Class A Common Stock. Prior to the Closing, Acquiror shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the Acquiror Class A Common Stock issuable in the Merger.

Section 6.5 Acquiror Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), (iii) as set forth on Section 6.5(a) of the Acquiror Disclosure Letter or (iv) as consented to by the Company in writing, during the Interim Period, Acquiror shall, and shall cause Merger Sub to, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) as set forth on Section 6.5(a) of the Acquiror Disclosure Letter or (iv) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to:

(i) seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the Acquiror Stockholders or make any other distributions in respect of any of Acquiror’s or Merger Sub’s capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of Acquiror Common Stock (prior to the Effective Time) made as part of the Acquiror Share Redemptions;

(iii) merge or consolidate with or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(iv) make or change any material election in respect of material Taxes, except to comply with GAAP or applicable Law;

(v) enter into, renew or amend in any material respect, any transaction or Contract, other than any transaction pursuant to which Sponsor or any of its Affiliates provides debt financing to Acquiror;

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities of Acquiror or Merger Sub or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred between Acquiror and Merger Sub or debt financing provided by Sponsor or any of its Affiliates to Acquiror;

(vii) make any material change in its accounting principles or methods unless required by GAAP;

(viii) (A) issue any Acquiror Capital Stock or securities exercisable for or convertible into Acquiror Capital Stock, other than the issuance of Acquiror Class A Common Stock pursuant to the PIPE Subscription Agreements or this Agreement (including under Section 6.2) or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Capital Stock not outstanding on the date of this Agreement;

(ix) settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body or that imposes injunctive or other non-monetary relief on the Acquiror or Merger Sub except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,500,000 in the aggregate; or

(x) enter into any agreement to do any action prohibited under this Section 6.5.

(b) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, comply in all material respects with, and continue performing under, as applicable, the Acquiror Governing Documents, the Trust Agreement and all other material Contracts to which Acquiror or Merger Sub may be a party.

Section 6.6 Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the board of directors of Acquiror, which shall not be classified, shall consist of seven (7) directors, a majority of which must qualify in the determination of the board of directors of Acquiror as an “independent director” under stock exchange regulations applicable to Acquiror, with one (1) of the seven (7) directors to be initially appointed by SoftBank for such director’s first term but not thereafter;

(b) the Chairperson of the board of directors of Acquiror, which shall be designated by the Company prior to the Registration Statement being declared effective, shall serve in such capacity in accordance with the terms of the New Acquiror Governing Documents; and

(c) the executive officers of the Company shall be the executive officers of Acquiror, each such officer to hold office in accordance with the New Acquiror Governing Documents.

Section 6.7 Acquiror Public Filings. From the date of this Agreement through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.8 PIPE Investments. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. Acquiror shall use its reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements and to (subject to cooperation by the Company): (i) satisfy in all material respects on a timely basis all covenants applicable to Acquiror in the PIPE Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions in the PIPE Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions will be satisfied) have been satisfied, consummate the transactions contemplated by the PIPE Subscription Agreements at or prior to Closing, (iii) confer with the Company regarding timing of the expected Closing Date (as defined in the PIPE Subscription Agreements); (iv) deliver notices to counterparties to the PIPE Subscription Agreements sufficiently in advance of the Closing to request them to fund their obligations as far in advance of the Closing as permitted by the PIPE Subscription Agreements; and (v) subject to and in accordance with the terms and conditions therein, to request the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the PIPE Subscription Agreements. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any PIPE Subscription Agreement actually known to Acquiror; and (B) of the receipt of any written notice or other written communication from any party to any PIPE Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement. Subject to the Company’s cooperation, Acquiror shall deliver all notices it is required to deliver under the PIPE Subscription Agreements on a timely basis in order to request the PIPE Investors consummate the PIPE Investment concurrently with the Closing and shall take all actions required to be taken by Acquiror under any PIPE Subscription Agreements with respect to the timely issuance and delivery of any physical certificates evidencing the shares of Acquiror Class A Common Stock as and when required under any such PIPE Subscription Agreements.

Section 6.9 Amendment to Sponsor RRA.

Prior to the Closing (and notwithstanding Section 6.5), Acquiror shall amend that certain Registration Rights Agreement, dated as of August 26, 2020, by and among Acquiror, Sponsor and Robert J. Hochberg (the “Sponsor RRA”) to (a) provide that Sponsor’s, Robert J. Hochberg’s and Charlotte Blechman’s rights thereunder with respect to an Underwritten Offering (as defined in the Sponsor RRA) shall be pari passu to the rights of the holders of Registrable Securities under the Registration Rights Agreement, and (b) to make Cantor Fitzgerald & Co. a party to (and “Holder” under the Sponsor RRA), and to include the shares of Acquiror Common Stock payable to Cantor Fitzgerald & Co. pursuant to that certain letter agreement between it and Acquiror dated November 26, 2020 (amending the prior letter agreement between such persons dated October 3, 2020), as “Registrable Securities” under, the Sponsor RRA.

Article VII

JOINT COVENANTS

Section 7.1 Regulatory Approvals; Other Filings.

(a) Each of the Company, Acquiror and Merger Sub shall use their reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to satisfy the Regulatory Approvals in order to complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, Acquiror and Merger Sub shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.1(a), the first sentence of Section 7.1(b) or Section 7.3 shall require any Affiliate of Acquiror (other than Merger Sub) to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 7.1 and Section 7.3 shall not apply to Sponsor or any of its Affiliates (other than Acquiror and Merger Sub).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, Acquiror and Merger Sub shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror and Merger Sub, and Acquiror and Merger Sub shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and Merger Sub and their counsel, and Acquiror and Merger Sub agree to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, Acquiror and Merger Sub agrees to make all filings, to provide all information required of such other parties and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals.

(c) The Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

Section 7.2 Preparation of Proxy Statement/Registration Statement/Consent Solicitation Statement; Stockholder Meetings and Approvals.

(a) Proxy Statement/Registration Statement and Consent Solicitation Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall prepare and Acquiror shall file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement the “Registration Statement”), with the Proxy Statement contained therein to be sent to the Acquiror Stockholders for the meeting of the stockholders of Acquiror (including any adjournment or postponement thereof, the “Acquiror Stockholder Meeting”) to (x) provide the Public Stockholders the opportunity to have their Acquiror Class A Common Stock shares redeemed in the Acquiror Share Redemption and (y) approve and adopt: (1) this Agreement, the Merger and the other Transactions, (2) the issuance of Acquiror Class A Common Stock (A) in the Merger as contemplated by this Agreement and (B) in connection with the PIPE Investments, (3) the New Acquiror Governing Documents, (4) the Acquiror Equity Incentive Plan, (5) the Chief Executive Officer Incentive Plan, (6) the Management Earnout, (7) the directors of Acquiror as determined by the Company pursuant to Section 2.3(b) and 6.6, (8) an amendment to the Acquiror Charter to increase the number of authorized shares of Acquiror Common Stock as necessary for the issuances contemplated by the Transactions (including the PIPE Investments), (9) any other proposals that Acquiror deems necessary to effectuate the Merger or any of the other Transactions (collectively, the “Transaction Proposals”), and (10) any adjournment of the Acquiror Stockholder Meeting, if necessary or desirable in the reasonable discretion of the Acquiror, including in the event the Acquiror does not receive the requisite vote to approve the matters set forth in (1)-(9) above. The Registration Statement will be used to register under the Securities Act the shares of Acquiror Class A Common Stock to be issued to the Company Stockholders pursuant to this Agreement. The Company shall furnish all information concerning the Company as Acquiror may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Acquiror and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement (including the Proxy Statement) when filed with the SEC, to comply in all material respects with all Laws applicable thereto including all rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Acquiror shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Acquiror Class A Common Stock, in each case to be issued or issuable to certain Company Stockholders pursuant to this Agreement. As promptly as practicable after finalization and effectiveness of the Registration Statement, the Acquiror shall mail the Proxy Statement to the Acquiror Stockholders. Each of Acquiror and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Consent Solicitation Statement, Proxy Statement, the Registration Statement, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Affiliates to any regulatory authority (including the Nasdaq) in connection with the Transactions.

(ii) Any filing of, or amendment or supplement to the Proxy Statement or the Registration Statement or any amendment or supplement to the Consent Solicitation Statement, will be provided by Acquiror or the Company, as the case may be, to the respective other party for review, and each of Acquiror and the Company shall give due consideration to any comments of such other party. Acquiror and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Class A Common Stock to be issued or issuable to certain Company Stockholders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement, the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect thereto and any amendments filed in response thereto.

(b) Acquiror Stockholders’ Approval; Merger Sub Stockholder Approval.

(i) Prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, the Acquiror shall establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholder Meeting as promptly as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Registration Statement is declared effective under the Securities Act to its stockholders unless otherwise agreed in writing between the Parties) for the purpose of voting on the Transaction Proposals (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement) and offering Public Stockholders with the opportunity to elect to effect an Acquiror Share Redemption, and such other matters as may be approved in writing by the Company (such approval not to be unreasonably withheld, delayed or conditioned). The Acquiror will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and to take all other action necessary or advisable to obtain such proxies and the Acquiror Stockholders’ Approval and to secure the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq rules and the Acquiror Charter and Acquiror Bylaws; provided, that none of Acquiror, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any Acquiror Stockholder in order to obtain the Acquiror Stockholders’ Approval. The Acquiror (i) shall consult with the Company regarding the record date and the date of the Acquiror Stockholder Meeting and (ii) shall not adjourn or postpone the Acquiror Stockholder Meeting without the prior written consent of Company; provided that the Acquiror may adjourn or postpone the Acquiror Stockholder Meeting without any such consent (A) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that the Acquiror reasonably determines (following consultation with Company) is necessary to comply with applicable Laws, is provided to the Acquiror’s stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, there are insufficient shares of Acquiror Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholder Meeting, (C) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, adjournment or postponement of the Acquiror Stockholder Meeting is necessary to enable the Acquiror to solicit additional proxies required to obtain the Acquiror Stockholder Approval or (D) in the event that, as a result of the Acquiror Share Redemptions submitted by the Acquiror Stockholders prior to the Acquiror Stockholder Meeting, the Acquiror reasonably believes that conditions set forth in Section 8.3(c) would not be satisfied as of the Closing; provided, further, that in addition to the exceptions specified in the foregoing proviso, the Acquiror may postpone or adjourn on one occasion without the consent of the Company so long as the date of the Acquiror Stockholder Meeting is not postponed or adjourned more than an aggregate of fifteen (15) consecutive calendar days in connection with such postponement or adjournment. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Consent Solicitation Statement, Registration Statement, the Proxy Statement or any current report of Acquiror on Form 8-K, the Company shall promptly inform Acquiror.

(ii) Subject to clause (iii) below, the Registration Statement shall include a statement to the effect that the Acquiror Board has unanimously recommended that the Acquiror’s stockholders vote in favor of the Transaction Proposals at the Acquiror Stockholder Meeting and (ii) neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation (a “Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(b)(ii)), the Acquiror Board may, at any time prior to, but not after, obtaining the Acquiror Stockholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the failure to take such action would be a breach of the fiduciary duties of the Acquiror Board under applicable Law, provided, that: (A) the Company shall have received written notice from Acquiror of Acquiror’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by Acquiror (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, Acquiror and its representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), Acquiror may make an Intervening Event Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by Acquiror (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Acquiror Stockholders under applicable Law. An “Intervening Event” shall mean any material Event that (i) was not known and was not reasonably foreseeable to the Acquiror Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Acquiror Board as of the date of this Agreement), which becomes known to the Acquiror Board prior to the Acquiror Stockholder Meeting and (ii) does not relate to (A) any Business Combination Proposal, (B) any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1, and (C) any change in the price or trading volume of Acquiror Common Stock. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations on Acquiror and/or the Acquiror Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled during such period, and in the event a filing and or notice for a meeting was made prior to the Intervening Event Notice Period, Acquiror shall be permitted to adjourn such meeting and amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholder Meeting shall not be affected by any Modification in Recommendation.

(iv) Promptly following the execution of this Agreement, Acquiror shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

(c) Written Consent of Company Stockholders.

(i) The Company shall (x) send the Consent Solicitation Statement to the Company Stockholders, and (y) seek the irrevocable written consent, in form and substance reasonably acceptable to Acquiror, of the Company Stockholders in favor of the approval and adoption of this Agreement, the Merger and the other Transactions (the “Company Written Consent”) as promptly as reasonably practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Written Consent from the Company Stockholders, and to take all other action necessary or advisable to obtain the Company Written Consent and to secure the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq rules and the Company Charter, Company Bylaws and the IRA, ROFR Agreement, Voting Agreement and all Side Letters as applicable; provided, that none of the Company or any of its Affiliates shall be required to pay any additional consideration to any Company Stockholder in order to obtain the Company Written Consent. The Company shall provide reasonable updates to Acquiror regarding the status of and any issues arising with respect to obtaining the Company Written Consent. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror, Merger Sub or their respective officers should be discovered by Acquiror or Merger Sub which should be set forth in an amendment or supplement to the Consent Solicitation Statement, the Registration Statement or the Proxy Statement or any current report of Acquiror on Form 8-K to the extent primarily relating to the Registration Statement or the Proxy Statement, Acquiror shall promptly inform the Company.

(ii) Subject to clause (iii) below, the Consent Solicitation Statement shall include a statement to the effect that the Company Board has recommended that the Company’s stockholders vote in favor of the approval and adoption of this Agreement, the Merger and the other Transactions and execute and deliver the Company Written Consent (the “Company Board Recommendation”) and (ii) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(c)(ii)), the Company Board may, at any time prior to, but not after, receipt of the Company Written Consent, make a Company Modification in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law, provided, that: (A) the Acquiror shall have received written notice from the Company of the Company’s intention to make a Company Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company (the “Company Intervening Event Notice Period”), which notice shall specify the applicable Company Intervening Event in reasonable detail, (B) during the Company Intervening Event Notice Period and prior to making a Company Intervening Event Change in Recommendation, if requested by the Acquiror, the Company and its representatives shall have negotiated in good faith with the Acquiror and its Representatives regarding any revisions or adjustments proposed by the Acquiror to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Transactions and not make such Company Intervening Event Change in Recommendation and (C) if the Acquiror requested negotiations in accordance with clause (B), the Company may make a Company Intervening Event Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Acquiror shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company (and the other applicable parties hereto), continues to determine in good faith that failure to make a Company Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Company Stockholders under applicable Law. A “Company Intervening Event” shall mean any material Event that (i) was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Company Board as of the date of this Agreement), which becomes known to the Company Board prior to the Company obtaining the Company Written Consent and (ii) does not relate to (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction, (B) any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1, and (C) any change in the price or trading volume of Acquiror Common Stock. To the fullest extent permitted by applicable Law, Company’s obligations to seek the Company Written Consent shall not be affected by any Company Modification in Recommendation.

Section 7.3 Support of Transaction. (i) The Company shall, and shall cause the other View Companies to, and (ii) each of Acquiror and Merger Sub shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any View Company or any of Acquiror or Merger Sub, as applicable, are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII (including, in the case of Acquiror, the use of reasonable best efforts to enforce Acquiror’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any View Company, Acquiror or Merger Sub or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (ii) seek to have any stay or Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the View Companies, (iv) take or commit to take actions that limit the freedom of action of any of the View Companies or Acquiror with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the View Companies or Acquiror or (v) grant any financial, legal or other accommodation to any other Person.

Section 7.4 Tax Matters. Each of Acquiror, Merger Sub and the Company shall use its respective reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Acquiror, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. In the event either the Acquiror or the Company seeks a tax opinion from its respective tax advisor regarding the intended Tax treatment of the Merger, or the SEC requests or requires tax opinions, each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

Section 7.5 Section 16 Matters. Prior to the Closing, each of Acquiror, Merger Sub and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of the shares of Company Capital Stock or acquisitions of Acquiror Common Stock (prior to the Effective Time) (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3(d) promulgated under the Exchange Act.

Section 7.6 Stockholder Litigation. The Company shall promptly advise Acquiror, and Acquiror shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of Acquiror (as applicable), threatened) after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Stockholder relating to this Agreement, the Merger or any of the other Transactions, and such party shall keep the other party reasonably informed regarding any such litigation. The Company shall control the defense of any such Action, provided that the Company (a) shall give Acquiror a reasonable opportunity to participate (at its own expense) in the defense of (or any settlement discussions with respect to) any such Action against the Company, any of its Subsidiaries or any of its directors, (b) shall keep Acquiror informed as to the status thereof and (c) shall not settle, compromise, come to an arrangement regarding or cease defending against (or agree or consent to any of the foregoing with respect to) any such Action against the Company, any of its Subsidiaries or any of its directors without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Acquiror.

Article VIII

CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Stockholders’ Approval and the Company Written Consent shall have been obtained;

(b) All approvals or consents, and all waiting or other periods, under the Laws set forth and described on Section 8.1(b) of the Company Disclosure Letter (collectively, the “Regulatory Approvals”) shall have been obtained or have expired or been terminated, as applicable;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The shares of Acquiror Class A Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to any requirement to have a sufficient number of round lot holders of the Acquiror Class A Common Stock;

(e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

(f) Upon the Closing, after giving effect to any Acquiror Share Redemption and any PIPE Investment, Acquiror shall have net tangible assets of at least $5,000,001.

Section 8.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein, other than in Section 3.4(d)(i)) individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects, except for the covenants under Section 5.1(i) which shall have been performed in all respects, subject to exceptions that, in the aggregate, are de minimis;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or another similar materiality qualification set forth therein, other than in Section 4.4(d)(i)) individually or in the aggregate, have not had, and would not reasonably be expected to have an Acquiror Material Adverse Effect;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) Immediately prior to the Closing, the Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.

(d) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 8.4 Frustration of Conditions. None of Acquiror, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 7.3.

Article IX

TERMINATION/EFFECTIVENESS

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) by written notice from the Company or Acquiror to the other(s) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to Acquiror within five (5) Business Days after there has been a Modification in Recommendation;

(d) by written notice from the Acquiror to the Company within five (5) Business Days after there has been a Company Modification in Recommendation;

(e) by written notice from the Company or Acquiror to the other(s) if the Acquiror Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(f) by written notice from Acquiror to the Company if the Company Written Consent shall not have been obtained within five (5) Business Days after the Registration Statement became effective;

(g) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the six month anniversary of the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach hereof; or

(h) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Merger Sub through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror or Merger Sub, as the case may be, of notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2 and Article X and the NDA shall survive any termination of this Agreement.

Article X

MISCELLANEOUS

Section 10.1 Trust Account Waiver. The Company acknowledges that, as described in the prospectus dated August 26, 2020 and filed with the SEC on August 28, 2020 (File No: 333-241727) (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO and substantially all of those proceeds (including overallotment securities acquired by Acquiror’s underwriters) have been deposited in the trust account (the “Trust Account”) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by the underwriters of Acquiror) (“Public Stockholders”). The Company understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes a transaction which constitutes a Business Combination, to the Public Stockholders that elect to redeem their Acquiror Common Stock, and then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period (as it may be extended by amendment to Acquiror’s Governing Documents) and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to the Public Stockholders; and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Stock (prior to the Effective Time) if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Stock (prior to the Effective Time) properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, hereby agrees that it does not now have or shall at any time hereafter have, and irrevocably waives any right, title, interest or claim of any kind it or any of its Affiliates have or may have in the future, in or to any monies in the Trust Account or distributions therefrom and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, arising out of, this Agreement and any negotiations or Contracts with Acquiror or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror and Merger Sub to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. Notwithstanding the foregoing, (x) nothing herein shall prohibit the View Companies’ right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Acquiror’s public stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Acquiror in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligations to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the View Companies may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Acquiror’s public stockholders). In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Acquiror or its Representatives, as applicable, prevails in such Action.

Section 10.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

CF Finance Acquisition Corp. II
110 East 59th Street

New York, New York 10022

Email: CFFinanceII@cantor.com

Attention: Chief Executive Officer

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

Email: ken.lefkowitz@hugheshubbard.com
Attention: Ken Lefkowitz

(b)	If to the Company, to:

195 S. Milpitas Blvd

Milpitas, CA 95035

Email: bill.krause@view.com

Attention: Bill Krause, Senior Vice President, General Counsel and Secretary

with copies (which shall not constitute notice) to:

Skadden Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Email: Michael.mies@skadden.com
Attention: Michael J. Mies, Esq.

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 10.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person(including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 5.4(a)-(d), (y) the Company Non-Recourse Parties and the Acquiror Non-Recourse Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.16 and (z) Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 10.6 Expenses. Except as otherwise set forth in this Agreement, including in Section 7.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall pay or cause to be paid, in accordance with Section 2.7(c), the Acquiror Transaction Expenses and the Company Transaction Expenses.

Section 10.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 10.9 Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.10 Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between Acquiror and the Company, dated September 22, 2020). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b) The restriction in Section 10.12 (a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 10.12.

Section 10.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 10.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 10.16 Non-Recourse.

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, Acquiror or Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company (each, a “Company Non-Recourse Party”) or of Acquiror or Merger Sub (each, an “Acquiror Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

Section 10.18 Conflicts and Privilege.

(a) Acquiror and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among Acquiror, Merger Sub and/or Sponsor, on the one hand, and the Company, on the other hand, any legal counsel (including Hughes Hubbard & Reed LLP and Ellenoff Grossman & Schole LLP) that represented Acquiror and/or Sponsor prior to the Closing (“Prior Acquiror Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or Sponsor. All communication between or among Prior Acquiror Counsel, on the one hand, and the Acquiror, Merger Sub or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Company, the Acquiror or the Surviving Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b) The Company further agrees, on behalf of itself and, after the Closing, on behalf of the Acquiror and the View Companies, that all communications in any form or format whatsoever between or among any of Prior Acquiror Counsel, the Acquiror, Merger Sub or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Acquiror Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by the Acquiror or the View Companies after the Closing. All Acquiror Deal Communications that are attorney-client privileged (the “Privileged Acquiror Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by the Acquiror or the View Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between the Acquiror or the View Companies, on the one hand, and a third party other than Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged Acquiror Deal Communications to such third party. In the event that the Acquiror or the View Companies is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Acquiror Deal Communications, the Acquiror shall immediately (and, in any event, within two (2) Business Days) notify Sponsor in writing (including by making specific reference to this Section 10.18) so that Sponsor can seek a protective order and the Acquiror and the View Companies agree to use all commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior Acquiror Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior Acquiror Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Acquiror Deal Communications by reason of any attorney-client relationship between Prior Acquiror Counsel, on the one hand, and the Acquiror or any View Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) The Company agrees on behalf of itself and the Acquiror and the View Companies after the Closing, (i) to the extent that the Acquiror or, after the Closing, the View Companies receives or takes physical possession of any Acquiror Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 10.18, and (b) neither the Acquiror nor the View Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Acquiror Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Acquiror or any View Company waive the attorney-client or other privilege, or by otherwise asserting that the Acquiror or the View Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Acquiror Deal Communications from Prior Acquiror Counsel so long as such Acquiror Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Each of the Parties hereto acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, the Acquiror hereby irrevocably waives and agrees not to assert, and agrees to cause the View Companies after the Closing to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the View Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(g) The Acquiror further agrees, on behalf of itself and, after the Closing, on behalf of the View Companies, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the View Companies, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Surviving Corporation on behalf of the View Companies and shall not pass to or be claimed by the Acquiror or the View Companies after the Closing. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Surviving Corporation and the Company, shall be controlled by Surviving Corporation on behalf of the Company and shall not pass to or be claimed by the Acquiror or the View Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Acquiror or any of its Affiliates (including, after the Closing, the View Companies and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(h) Notwithstanding the foregoing, in the event that a dispute arises between the Acquiror or the View Companies, on the one hand, and a third party other than Sponsor, on the other hand, the Acquiror or the View Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither the Acquiror nor the View Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that the Acquiror or the View Companies is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, the Acquiror shall immediately (and, in any event, within two (2) Business Days) notify Surviving Corporation in writing (including by making specific reference to this Section 10.18) so that Surviving Corporation can seek a protective order and the Acquiror agrees to use all commercially reasonable efforts to assist therewith.

(i) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only Surviving Corporation and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the View Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(j) The Acquiror agrees on behalf of itself and the View Companies after the Closing, (i) to the extent that the Acquiror or, after the Closing, the View Companies receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 10.18, and (b) neither the Acquiror nor the View Companies after the Closing shall assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Surviving Corporation waive the attorney-client or other privilege, or by otherwise asserting that the Acquiror or the View Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ACQUIROR:

CF Finance Acquisition Corp. II
a Delaware corporation

By:	/s/ Paul Pion
Name: Paul Pion
Title: Chief Financial Officer

MERGER SUB:

PVMS Merger Sub, Inc.
a Delaware corporation

By:	/s/ Paul Pion
Name: Paul Pion
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

COMPANY:

View, Inc.
a Delaware corporation

By:	/s/ Rao Mulpuri
Name: Rao Mulpuri
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]